                                                                      Exhibit 1

                                                                  EXECUTION COPY






--------------------------------------------------------------------------------



                             PURCHASE AND SALE AGREEMENT


                                       among


                           FREEDOM COMMUNICATIONS, INC.,


                         GRANITE BROADCASTING CORPORATION,


                                   WWMT-TV, INC.,


                                     WLAJ, INC.

                                        and

                                 WWMT License, INC.











                                    dated as of


                                 February 18, 1998

--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
1. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
          1.1 Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
          1.2 Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          1.3 Other Definition Provisions. . . . . . . . . . . . . . . . . . . . . 22
2. Purchase of Broadcasting Assets, Purchase Price and Method of Payment . . . . . 23
          2.1 Purchase of Broadcasting Assets. . . . . . . . . . . . . . . . . . . 23
          2.2 Consideration; Adjustment; Allocation of Purchase Price. . . . . . . 24
               2.2.1 Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . 24
               2.2.2 Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . 24
               2.2.3 Manner of Determining Prorations. . . . . . . . . . . . . . . 25
               2.2.4 Allocation of Purchase Price. . . . . . . . . . . . . . . . . 28
          2.3 Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . 30
          2.4 Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . 31
               2.4.1 Limitation on Assumption of Obligations . . . . . . . . . . . 31
               2.4.2 Assumed Obligations Relating to WWMT and WLAJ . . . . . . . . 32
               2.4.3 Substitution Where Not Transferable . . . . . . . . . . . . . 33
          2.5 Acquisition of WLAJ. . . . . . . . . . . . . . . . . . . . . . . . . 34
3. FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
          3.1 Application and Request. . . . . . . . . . . . . . . . . . . . . . . 36
          3.2 Final FCC Order. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
4. Representations and Warranties of Granite and Seller. . . . . . . . . . . . . . 38
          4.1 Organization and Standing. . . . . . . . . . . . . . . . . . . . . . 38
          4.2 Authorization and Binding Obligations. . . . . . . . . . . . . . . . 39
          4.3 No Contravention; Consents . . . . . . . . . . . . . . . . . . . . . 40
               4.3.1 No Contravention. . . . . . . . . . . . . . . . . . . . . . . 40
               4.3.2 Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
          4.4 Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
               4.4.1 Real Property . . . . . . . . . . . . . . . . . . . . . . . . 41
               4.4.2 Tangible Personal Property. . . . . . . . . . . . . . . . . . 43
               4.4.3 Assets Sufficient . . . . . . . . . . . . . . . . . . . . . . 43
          4.5 Condition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . 43
          4.6 Licenses and Authorizations. . . . . . . . . . . . . . . . . . . . . 44
               4.6.1 Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
               4.6.2 Authorizations. . . . . . . . . . . . . . . . . . . . . . . . 45
          4.7 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
          4.8 Franchises, Trademarks and Trade Names . . . . . . . . . . . . . . . 47
          4.9 Employee Agreements and Plans; ERISA . . . . . . . . . . . . . . . . 48
               4.9.1 Station Plans . . . . . . . . . . . . . . . . . . . . . . . . 48
               4.9.2 Compliance With Laws. . . . . . . . . . . . . . . . . . . . . 49
               4.9.3 Multiemployer Plans . . . . . . . . . . . . . . . . . . . . . 50



                                                                                 Page
                                                                                 ----
               4.9.4 Group Health Plan . . . . . . . . . . . . . . . . . . . . . . 50
               4.9.5 Post-Employment Obligations . . . . . . . . . . . . . . . . . 50
               4.9.6 Delivery. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
          4.10 Financial Statements; Liabilities . . . . . . . . . . . . . . . . . 51
               4.10.1 Financial Statements . . . . . . . . . . . . . . . . . . . . 51
               4.10.2 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . 52
          4.11 Litigation; Compliance. . . . . . . . . . . . . . . . . . . . . . . 52
               4.11.1 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 52
               4.11.2 Violations . . . . . . . . . . . . . . . . . . . . . . . . . 53
          4.12 Cable Carriage. . . . . . . . . . . . . . . . . . . . . . . . . . . 54
          4.13 Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
          4.14 Affiliated and Recent Transactions. . . . . . . . . . . . . . . . . 55
               4.14.1 Affiliated Transactions. . . . . . . . . . . . . . . . . . . 55
               4.14.2 Recent Transactions. . . . . . . . . . . . . . . . . . . . . 55
          4.15 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
               4.15.1 Filing of Tax Returns. . . . . . . . . . . . . . . . . . . . 57
               4.15.2 Tax Liens. . . . . . . . . . . . . . . . . . . . . . . . . . 58
               4.15.3 Parachute Payments . . . . . . . . . . . . . . . . . . . . . 58
          4.16 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . 58
               4.16.1 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 58
               4.16.2 Property Use . . . . . . . . . . . . . . . . . . . . . . . . 58
               4.16.3 USTs . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
               4.16.4 Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
               4.16.5 Hazardous Materials. . . . . . . . . . . . . . . . . . . . . 60
               4.16.6 Relevant Property. . . . . . . . . . . . . . . . . . . . . . 60
          4.17 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
5. Representations and Warranties of Buyer . . . . . . . . . . . . . . . . . . . . 61
          5.1 Organization and Standing. . . . . . . . . . . . . . . . . . . . . . 61
          5.2 Authorization and Binding Obligations. . . . . . . . . . . . . . . . 61
          5.3 No Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . 62
          5.4 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
          5.5 Absence of Knowledge as to Certain Facts . . . . . . . . . . . . . . 63
          5.6 Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
6. Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
          6.1 Conduct of Business to Closing . . . . . . . . . . . . . . . . . . . 63
               6.1.1 Conduct of Business . . . . . . . . . . . . . . . . . . . . . 64
               6.1.2 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
               6.1.3 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . 64
               6.1.4 Employee Compensation and Benefits. . . . . . . . . . . . . . 64
               6.1.5 Organization, Etc . . . . . . . . . . . . . . . . . . . . . . 65
               6.1.6 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 65
               6.1.7 Transfer of Broadcasting Assets . . . . . . . . . . . . . . . 66
               6.1.8 Financial Statements; Pacing Reports. . . . . . . . . . . . . 66
               6.1.9 Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . 67
               6.1.10 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 67
               6.1.11 Agreements . . . . . . . . . . . . . . . . . . . . . . . . . 67
               6.1.12 Consents and Approvals . . . . . . . . . . . . . . . . . . . 68

                                      (ii)

                                                                                 Page
                                                                                 ----
               6.1.13 Network Affiliation Agreements . . . . . . . . . . . . . . . 68
               6.1.14 Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . 69
          6.2 Offers to Purchase . . . . . . . . . . . . . . . . . . . . . . . . . 69
          6.3 No Breach of Representations and Warranties. . . . . . . . . . . . . 70
          6.4 Employee Notification Requirements . . . . . . . . . . . . . . . . . 70
               6.4.1 Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
               6.4.2 Organizing Activity . . . . . . . . . . . . . . . . . . . . . 70
          6.5 Access and Information . . . . . . . . . . . . . . . . . . . . . . . 71
          6.6 Title Information. . . . . . . . . . . . . . . . . . . . . . . . . . 72
               6.6.1 Title Commitment. . . . . . . . . . . . . . . . . . . . . . . 72
               6.6.2 Survey. . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
          6.7 Buyer's Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . 73
               6.7.1 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 73
               6.7.2 No Breach of Representations and Warranties . . . . . . . . . 73
7. Conditions Precedent to the Obligations of the Parties. . . . . . . . . . . . . 74
          7.1 Conditions Precedent to the Obligation of Buyer. . . . . . . . . . . 74
               7.1.1 FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . 74
               7.1.2 Accuracy of Representations and Warranties. . . . . . . . . . 74
               7.1.3 Compliance with Agreement . . . . . . . . . . . . . . . . . . 74
               7.1.4 No Obstructive Proceeding . . . . . . . . . . . . . . . . . . 75
               7.1.5 Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . 76
               7.1.6 Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 77
               7.1.7 Officers' Certificates. . . . . . . . . . . . . . . . . . . . 77
               7.1.8 Authorization . . . . . . . . . . . . . . . . . . . . . . . . 77
               7.1.9 Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . 77
               7.1.10 Certifications . . . . . . . . . . . . . . . . . . . . . . . 78
               7.1.11 HSRA Waiting Period. . . . . . . . . . . . . . . . . . . . . 78
               7.1.12 Copies of Documents. . . . . . . . . . . . . . . . . . . . . 78
               7.1.13 FIRPTA Affidavits. . . . . . . . . . . . . . . . . . . . . . 78
               7.1.14 Film Contracts . . . . . . . . . . . . . . . . . . . . . . . 79
               7.1.15 Title Insurance Policies . . . . . . . . . . . . . . . . . . 79
               7.1.16 Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . 80
               7.1.17 Removal of Encumbrances. . . . . . . . . . . . . . . . . . . 80
               7.1.18 Continued Affiliation. . . . . . . . . . . . . . . . . . . . 80
               7.1.19 Delivery of Instruments of Conveyance and Transfer . . . . . 81
               7.1.20 Tower and Antennae Surveys and Inspections . . . . . . . . . 81
               7.1.21 Environmental Reports. . . . . . . . . . . . . . . . . . . . 81
          7.2 Conditions to Obligations of Granite Group . . . . . . . . . . . . . 82
               7.2.1 FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . 82
               7.2.2 Accuracy of Representations and Warranties. . . . . . . . . . 82
               7.2.3 Compliance with Agreement . . . . . . . . . . . . . . . . . . 82
               7.2.4 Delivery of Instruments of Assumption . . . . . . . . . . . . 82
               7.2.5 No Obstructive Proceeding . . . . . . . . . . . . . . . . . . 83
               7.2.6 Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 84
               7.2.7 Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . 84
               7.2.8 HSRA Waiting Period . . . . . . . . . . . . . . . . . . . . . 85
               7.2.9 WLAJ Documents. . . . . . . . . . . . . . . . . . . . . . . . 85
               7.2.10 Authorizations . . . . . . . . . . . . . . . . . . . . . . . 85

                                     (iii)

                                                                                 Page
                                                                                 ----
8. Instruments of Conveyance and Transfer. . . . . . . . . . . . . . . . . . . . . 85
          8.1 Instruments of Conveyance and Transfer of Real Property. . . . . . . 85
               8.1.1 Real Property . . . . . . . . . . . . . . . . . . . . . . . . 86
          8.2 Instruments of Conveyance and Transfer of Personal Property. . . . . 86
               8.2.1 Assignment of Leases. . . . . . . . . . . . . . . . . . . . . 87
               8.2.2 Bills of Sale . . . . . . . . . . . . . . . . . . . . . . . . 87
               8.2.3 Assignments of Licenses . . . . . . . . . . . . . . . . . . . 87
               8.2.4 Assignments of Contracts. . . . . . . . . . . . . . . . . . . 87
               8.2.5 Other Documents . . . . . . . . . . . . . . . . . . . . . . . 87
9. Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
          9.1 Buyer to Hire. . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
          9.2 Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
          9.3 No Liability for Employee Plans. . . . . . . . . . . . . . . . . . . 89
          9.4 Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
10. Risk of Loss; Failure of Broadcast Transmission. . . . . . . . . . . . . . . . 91
          10.1 Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
          10.2 Failure of Broadcast Transmission . . . . . . . . . . . . . . . . . 91
11. Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
12. Possession and Control of WWMT and WLAJ. . . . . . . . . . . . . . . . . . . . 94
13. Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
14. Survival; Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . 95
          14.1 Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
          14.2 Granite Group Indemnification - Breach. . . . . . . . . . . . . . . 96
          14.3 Granite Group Indemnification - Liabilities . . . . . . . . . . . . 96
          14.4 Buyer's Indemnification . . . . . . . . . . . . . . . . . . . . . . 98
               14.4.1 Buyer's Indemnification - Breach . . . . . . . . . . . . . . 98
               14.4.2 Buyer's Indemnification - Liabilities. . . . . . . . . . . . 98
          14.5 Granite Group's Obligations . . . . . . . . . . . . . . . . . . . . 98
          14.6 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
          14.7 Indemnification Claim . . . . . . . . . . . . . . . . . . . . . . . 99
          14.8 Notice of Claim . . . . . . . . . . . . . . . . . . . . . . . . . .100
          14.9 Indemnitor's Obligations. . . . . . . . . . . . . . . . . . . . . .102
          14.11 Consent of Indemnification . . . . . . . . . . . . . . . . . . . .102
          14.12 Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . . . .102
          14.13 Limitation on Liability. . . . . . . . . . . . . . . . . . . . . .102

                                        (iv)

                                                                                 Page
                                                                                 ----
15. Hart-Scott-Rodino Filings. . . . . . . . . . . . . . . . . . . . . . . . . . .103
16. Environmental Assessment . . . . . . . . . . . . . . . . . . . . . . . . . . .103
          16.1 Phase I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .103
          16.2 Environmental Condition . . . . . . . . . . . . . . . . . . . . . .103
          16.3 Granite Group's Obligations . . . . . . . . . . . . . . . . . . . .104
17. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .104
          17.1 Events of Termination . . . . . . . . . . . . . . . . . . . . . . .104
               17.1.1 Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . .104
               17.1.2 Granite. . . . . . . . . . . . . . . . . . . . . . . . . . .105
               17.1.3 Mutual Consent . . . . . . . . . . . . . . . . . . . . . . .105
               17.1.4 By Granite on Breach . . . . . . . . . . . . . . . . . . . .105
               17.1.5 By Buyer on Breach . . . . . . . . . . . . . . . . . . . . .105
               17.1.6 Granite or Buyer . . . . . . . . . . . . . . . . . . . . . .105
               17.1.7 Other. . . . . . . . . . . . . . . . . . . . . . . . . . . .105
          17.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .105
               17.2.1 Effect . . . . . . . . . . . . . . . . . . . . . . . . . . .105
               17.2.2 Generally. . . . . . . . . . . . . . . . . . . . . . . . . .106
18. Covenant Against Competition; Confidentiality. . . . . . . . . . . . . . . . .106
          18.1 Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . .106
          18.2 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .107
          18.3 Specific Performance. . . . . . . . . . . . . . . . . . . . . . . .108
19. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .108
          19.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .108
          19.2 Costs, Expenses Etc . . . . . . . . . . . . . . . . . . . . . . . .109
          19.3 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .110
          19.4 Notice of Proceedings . . . . . . . . . . . . . . . . . . . . . . .110
          19.5 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .111
          19.6 Headings and Entire Agreement; Amendment. . . . . . . . . . . . . .112
          19.7 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .112
          19.8 Binding Effect and Assignment . . . . . . . . . . . . . . . . . . .113
          19.9 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .113
          19.10 Schedules and Attachments. . . . . . . . . . . . . . . . . . . . .113
          19.11 Rights Cumulative. . . . . . . . . . . . . . . . . . . . . . . . .114
          19.12 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .114
          19.13 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .114
          19.14 Third Party Rights . . . . . . . . . . . . . . . . . . . . . . . .114
          19.15 Time of Essence. . . . . . . . . . . . . . . . . . . . . . . . . .114
          19.16 Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . .114
          19.17 Specific Performance . . . . . . . . . . . . . . . . . . . . . . .115
          19.18 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .115

                                        (v)

                                     SCHEDULES

Schedule A-1    -   Owned and Leased Real Property of WWMT
Schedule A-2    -   Owned and Leased Real Property of WLAJ
Schedule B-1    -   Owned and Leased Tangible Personal Property of WWMT
Schedule B-2    -   Owned and Leased Tangible Personal Property of WLAJ
Schedule C-1    -   Other Operating Contracts of WWMT
Schedule C-2    -   Other Operating Contracts of WLAJ
Schedule D-1    -   Franchises, Trademarks and Tradenames of WWMT
Schedule D-2    -   Franchises, Trademarks and Tradenames of WLAJ
Schedule E-1    -   WWMT Licenses
Schedule E-2    -   WLAJ Licenses
Schedule F      -   Excluded Contracts
Schedule G      -   Loan Agreement
Schedule 2.2.2  -   Trade Agreements
Schedule 4.3.1  -   Consents and Waivers
Schedule 4.5    -   Condition of Assets
Schedule 4.5.2  -   Capital Expenditures
Schedule 4.9    -   Station Plans
Schedule 4.10.1 -   Financial Statements
Schedule 4.10.2 -   Liabilities
Schedule 4.11   -   Litigation
Schedule 4.12   -   Cable Carriage
Schedule 4.14.1 -   Affiliated Transactions
Schedule 4.14.2 -   Recent Transactions
Schedule 4.16.1 -   Environmental Matters - Compliance
Schedule 4.16.2 -   Environmental Matters - Hazardous Materials
Schedule 4.16.3 -   Environmental Matters - USTs
Schedule 4.16.4 -   Environmental Matters - Claims
Schedule 6.1.4  -   Employee Compensation and Benefits
Schedule 6.1.5  -   Business Organization
Schedule 6.1.6  -   Insurance Policies
Schedule 7.1.6  -   Closing Consents

                                   (vii)

                             PURCHASE AND SALE AGREEMENT


               THIS AGREEMENT, dated as of February 18, 1998, among FREEDOM COMMUNICATIONS, INC., a California corporation ("Buyer"), GRANITE BROADCASTING CORPORATION, a Delaware corporation ("Granite"), WWMT-TV, INC., a Delaware corporation ("Seller"), WLAJ, INC., a Delaware corporation ("WLAJ, Inc."), and WWMT License, Inc., a Delaware corporation ("WWMT License, Inc.").

                                     WITNESSETH:

               WHEREAS, Seller owns and operates, under license from the Federal Communications Commission (the "FCC"), television station WWMT-TV, Channel 3, Kalamazoo, Michigan and its auxiliary facilities (collectively, "WWMT"), including all the WWMT Assets (as hereinafter defined);

               WHEREAS, WWMT License, Inc. is the licensee of the WWMT Licenses;

               WHEREAS, Seller and WLAJ, Inc. are wholly owned subsidiaries of Granite, and WWMT License, Inc. is a wholly owned subsidiary of Seller;

               WHEREAS, Lansing (as hereinafter defined) is the licensee of the WLAJ Licenses (as hereinafter defined) and owns the WLAJ Lansing Assets (as hereinafter defined);

               WHEREAS, Granite owns all of the WLAJ Granite Assets (as hereinafter defined), has entered into the WLAJ Purchase Agreement (as hereinafter defined) to purchase the WLAJ Lansing Assets from Lansing and to have Lansing assign to Granite the WLAJ Licenses and currently operates WLAJ pursuant to the Time Brokerage Agreement (as hereinafter defined);

               WHEREAS, Buyer desires to purchase all of the Broadcasting Assets (as hereinafter defined) and to obtain an assignment of all Station Licenses (as hereinafter defined) to Buyer;

               WHEREAS, Granite and Seller desire to sell all of the WWMT Assets and the WLAJ Granite Assets to Buyer and WWMT License, Inc. desires to assign to Buyer all WWMT Licenses, all in accordance with the terms and conditions herein set forth;

               WHEREAS, Buyer, in addition to purchasing the WLAJ Granite Assets, desires to purchase all of the WLAJ Lansing Assets and to have assigned to Buyer the WLAJ Licenses (as hereinafter defined) and, in connection therewith, (i) Buyer desires Granite to consummate the transactions contemplated by the WLAJ Purchase Agreement and as of the Closing under this Agreement sell the WLAJ Lansing Assets to Buyer and assign the WLAJ Licenses to Buyer or (ii) in the event the transactions contemplated by the WLAJ Purchase Agreement have not closed as of the Closing under this Agreement, Buyer desires to obtain from Granite an assignment of all of Granite's rights and interests in, and assume all of Granite's obligations under, the WLAJ Documents (as hereinafter defined), amended as provided herein, and Granite desires to do either of the foregoing, all in accordance with the terms and conditions herein set forth.

               NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

               1. Definitions. As used herein, the following terms shall have the following meanings:

                    1.1  Defined Terms.

                    "Accounts Receivable" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the business of the Stations prior to the Closing Date, including any rights of Seller or Granite with respect to any third party collection procedures or any other actions or proceedings that have been commenced in connection therewith.

                    "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person (as hereinafter defined), any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                    "Agreement" means this Purchase and Sale Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                    "Assumed Obligations" has the meaning set forth in
Section 2.4.2 hereof.

                    "Base Price" has the meaning set forth in Section 2.2.1 hereof.

                    "Broadcasting Assets" means the Granite Broadcasting Assets and the WLAJ Lansing Assets.

                    "Business Employees" has the meaning set forth in Section
9.1 hereof.

                    "Buyer" has the meaning set forth in the recitals hereto.

                    "CBS" has the meaning set forth in Section 6.1.13 hereof.

                    "CBS Affiliation Agreement" has the meaning set forth in
Section 6.1.13 hereof.

                    "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601
- 9675, and the regulations thereunder, as in effect from time to time.

                    "Claims" means any of the following that arise from Environmental Conditions and pertain to the Stations or relate to the Broadcasting Assets: pending demands, suits or causes of action for damages, including but not limited to, those alleged to result from exposure to or injury from Environmental Conditions by any Person, personal injury or property damage of any kind; actual or threatened damages to natural resources; pending or threatened recovery of response costs (as defined in Section 104 of CERCLA and applicable state law), or administrative or judicial orders directing the performance of investigations or response, removal or remedial actions, as defined under CERCLA or analogous concepts under applicable state law; claims for restitution, contribution or equitable indemnity from third parties or any Governmental Authority; fines, penalties or Encumbrances against property; injunctive relief; or other notices of violation from federal, state or local Governmental Authorities.

                    "Closing" means the consummation of the transactions contemplated hereby.

                    "Closing Date" means a time and business date to be selected by Buyer and Granite, which date shall not be less than three (3) nor more than ten (10) business days after the date on which the conditions specified in Section 7 hereof shall have been met or waived by the beneficiary thereof, unless otherwise provided for herein or if Buyer and Granite mutually agree to a different time and date.

                    "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as in effect from time to time.

                    "Communications Act" means the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder, as in effect from time to time.

                    "Consultant" has the meaning set forth in Section 16.1 hereof.

                    "Contracts" has the meaning set forth in Section 4.7 hereof.

                    "Controlled Group" means Granite, Seller and any Person (whether or not incorporated) that is under common control (as defined in section 414(c) of the Code) with Granite, any member of an affiliated service group (as defined in section 414(m) of the Code) that includes Granite, and any entity that is treated as being under common control with Granite under section 414(o) of the Code.

                    "Controlled Group Plan" means an Employee Plan that, at any time, has been entered into, maintained or sponsored by one or more members of the Controlled Group, or to which one or more members of the Controlled Group has or may have had an obligation to contribute.

                    "Date of Notice of Claim" has the meaning set forth in
Section 14.10 hereof.

                    "Employee Plan" means any employee benefit plan, as defined in section 3(3) of ERISA (as hereinafter defined), and any other compensation or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, whether written or oral, whether maintained for current employees, former employees, or retirees, and whether currently in effect or terminated or frozen, including, without limitation, defined benefit pension plans, defined contribution pension plans, medical and other welfare plans and any retirement, deferred compensation, medical, dental, cafeteria, stock purchase, stock option, savings, severance, bonus, incentive, vacation, or sick pay plan, agreement, program, policy or arrangement; excluding in all instances employment agreements.

                    "Encumbrances" has the meaning set forth in Section 4.4.1 hereof.

                    "Environmental Assessment Report" has the meaning set forth in Section 16.1 hereof.

                    "Environmental Conditions" means conditions of the environment arising from or relating to the presence or storage of Hazardous Materials (as hereinafter defined) in or on the flora, fauna, surface, soil, surface water, groundwater, drinking water, subsurface strata, or ambient air on, under, in, about, or adjacent to the assets listed on Schedule A-1 or A-2 or referred to in Section 4.16 hereof.

                    "Environmental Laws" means any applicable statute, enactment, ordinance, rule, regulation, decision, judgment, decree, permit or license, whether local, state, territorial or national, in force or effect as of the Closing Date:

               (a) relating to emissions, discharges, spills, releases or threatened releases of Hazardous Materials into air, water, or land;

               (b) relating to the use, treatment, storage, disposal, handling, manufacturing or shipment of Hazardous Material;

               (c)  relating to the regulation of storage tanks; or

               (d) otherwise relating to pollution or protection of human health and the environment.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

                    "Excluded Assets" means: (a) cash or cash equivalents on hand and in bank accounts; (b) Seller's and/or Granite's prepaid business (including, liability, business interruption and the like) and group insurance premiums; (c) any prepaid expenses for which the Stations and/or the Broadcasting Assets will not receive a benefit after the Closing; (d) the WLAJ Lansing Assets and the Excluded WLAJ Assets; (e) Accounts Receivable;
(f) assets of Granite and its Affiliates not located in or about Lansing, Grand Rapids, Yankee Springs or Kalamazoo, Michigan and any intellectual property rights used by Granite or its Affiliates for stations other than the Stations, provided, however, that any such assets or intellectual property rights are not used principally in the operations of the Stations; and (g) the Contracts and other agreements set forth on Schedules F or 4.9 hereto.

                    "Excluded WLAJ Assets" means Excluded WLAJ Assets as defined in the WLAJ Purchase Agreement.

                    "FCC" has the meaning set forth in the recitals hereto.

                    "FCC Applications" has the meaning set forth in Section
3.1 hereof.

                    "Final Order" means an order of the FCC granting its consent to the applications referred to in Section 3.1 hereof, which order has become final. For purposes of this Agreement, "final" shall mean action by the FCC: (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended; (b) with respect to which no timely appeal, timely request for stay, or timely petition for rehearing, reconsideration or review by any Person or governmental entity or by the FCC on its motion, is pending; and (c) as to which the time for filing any such timely appeal, timely request, timely petition or for the reconsideration or review by the FCC on its own motion, has expired.

                    "Financial Information" has the meaning set forth in
Section 4.10 hereof.

                    "Financial Statements" has the meaning set forth in
Section 4.10 hereof.

                    "First Union" means First Union National Bank of North Carolina.

                    "Follow-On Investigation" has the meaning set forth in
Section 16.2 hereof.

                    "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of determination, and which are consistently applied.

                    "Governmental Authority" means any court or federal, state, municipal or other governmental authority, department, commission, board, agency or instrumentality, foreign or domestic, or any employee or agent thereof.

                    "Granite" has the meaning set forth in the recitals hereto.

                    "Granite Broadcasting Assets" means the WWMT Assets and the WLAJ Granite Assets.

                    "Granite Group" means Granite, Seller, WWMT License, Inc. and WLAJ, Inc.

                    "Guaranty" means the Guaranty and Note Purchase Agreement dated October 17, 1996 among Granite, First Union and Lansing.

                    "Hazardous Materials" means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under Section 101(14) of CERCLA; RCRA; the Toxic Substances Control Act, 15 U.S.C. Section S 2601 - 2671; the Safe Drinking Water Act, 42 U.S.C. Sections 300f - 300j-ll; the Clean Air Act, as amended, 42 U.S.C. Sections 7401 - 7671q; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 - 1387; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 - 11050; or any similar federal or state laws.

                    "HRSA" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

                    "Indemnitee" has the meaning set forth in Section 14.7 hereof.

                    "Indemnitor" has the meaning set forth in Section 14.7 hereof.

                    "Information" has the meaning set forth in Section 19.18 hereof.

                    "Knowledge" means, whenever a phrase herein is qualified by a party's knowledge or a similar phrase, the knowledge of a responsible corporate officer or management personnel after reasonable inquiry and investigation; "actual knowledge" means, whenever a phrase herein is qualified by a party's actual knowledge or a similar phrase, the actual knowledge, without inquiry or investigation, of a responsible corporate officer or management personnel.

                    "Lansing" means Lansing 53, Inc., a Michigan corporation.

                    "Liabilities" means all liabilities, obligations, indebtedness, commitments, and any other items constituting "liabilities" under GAAP, whether direct or indirect, absolute, accrued, contingent, liquidated or unliquidated, or otherwise, asserted or unasserted, including without limitation trade accounts payable; accrued liabilities for payroll or other compensation or benefits and related expenses; obligations or liabilities for Taxes; obligations or liabilities for violations of any law, rule, regulation, order or conditions of permits or licenses; liabilities or obligations relating to claims of libel, slander or other defamation or violations of rights of privacy, rights to protect a likeness or other similar rights; obligations or liabilities relating to infringement of any tradename, trademark, copyright, trade secret or other proprietary or intellectual property right; obligations or liabilities for Environmental Conditions; obligations or liabilities for borrowed money or for the deferred purchase price of property or services; obligations secured by any Encumbrance on or with respect to any property or assets owned by a Person or acquired by a Person subject thereto (whether or not the obligation secured thereby shall have been assumed); obligations under direct or indirect guarantees, and other obligations (contingent or otherwise) to purchase, to provide funds for payment or otherwise acquire property or to assure a creditor against loss, obligations to reimburse the issuer with respect to letters of credit; liabilities in respect of unfunded accrued vested benefits under any Employee Plan; and any capitalized lease obligations.

                    "Loan" means a $12.0 million senior secured loan made by First Union to Lansing and guaranteed by Lansing's stockholder and Granite, pursuant to the terms and conditions of the Loan Agreement.

                    "Loan Agreement" means the Credit Agreement, dated October 17, 1996, as amended by that certain First Amendment dated as of October 10, 1997, among First Union and Lansing, and the following documents entered into in connection therewith listed on Schedule G hereto.

   "Network" means CBS, Fox Broadcasting Company, the National Broadcasting Company or the American Broadcasting Company.

   "Notice of Claim" has the meaning set forth in Section 14.7 hereof.

   "PBGC" means the Pension Benefit Guaranty Corporation.

   "Pension Plan" means an employee pension benefit plan as defined in
Section 3(2) of ERISA.

   "Permitted Encumbrances" has the meaning set forth in Section 4.4.1 hereof.

   "Person" shall mean any natural person, corporation, partnership, limited liability company, firm, joint venture, joint-stock company, trust, association, unincorporated entity of any kind, trust, governmental or regulatory body or other entity.

   "Pre-Closing Incurred Obligations" has the meaning set forth in
Section 2.2.3(a) hereof.

   "Pre-Closing Paid Obligations" has the meaning set forth in Section 2.2.3(a) hereof.

   "Proceeds" has the meaning set forth in Section 10.1 hereof.

   "Prohibited Business" has the meaning set forth in Section 18.1 hereof.

   "Prohibited Transaction" has the meaning specified in Sections 406 through 408 of ERISA and Section 4975 of the Code.

   "Prorated Obligations" has the meaning set forth in Section 2.2.3(a) hereof.

   "Proration Statement" has the meaning set forth in Section 2.2.3(a) hereof.

   "Purchase Price" has the meaning set forth in Section 2.2.1 hereof.

   "RCRA" means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 - 6992k, and the regulations thereunder, as in effect from time to time.

   "Retained Liabilities" means all Liabilities and other obligations of any member of the Granite Group which are not Assumed Obligations, including but not limited to (except to the extent of Prorated Obligations): (a) any intercompany debts, obligations or Liabilities or any debts, obligations or Liabilities owing from any member of the Granite Group to any of their respective Affiliates; (b) federal, state, local and other Liabilities for Taxes; (c) amounts payable for business (including casualty, liability, business interruption and the like) or group insurance premiums; (d) Liabilities or other obligations under any Employee Plan of any member of the Granite Group or any of their respective Affiliates; (e) any funded indebtedness or other obligations or Liabilities relating to borrowed money; (f) trade or other accounts payable, accrued payroll or other compensation or benefits, and employee sales commissions; (g) credit balances for deferred income Taxes; (h) any Liabilities incurred with respect to the ownership or operation of the Stations or Granite Broadcasting Assets prior to the Closing Date; (i) any Liability or obligation for any breach or default by Granite or Seller under the WLAJ Documents; and (j) any Liability or other obligation which is otherwise specifically retained by Seller or Granite pursuant hereto.

   "Seller" has the meaning set forth in the recitals hereto.

   "Stations" means WWMT and WLAJ.

   "Station Licenses" means the WWMT Licenses and the WLAJ Licenses.

   "Station Plan" has the meaning set forth in Section 4.9.1 hereof.

   "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, including income, franchise, estimated income, gross receipts, employment, license, payroll, excise, stamp, social security, unemployment, real property, commercial rent, occupancy, personal property, sales, use, transfer and withholding taxes, including interest, penalties and additions in connection therewith, whether disputed or not.

   "Time Brokerage Agreement" means the Time Brokerage Agreement, dated as of October 17, 1996, as amended by that certain First Amendment to Time Brokerage Agreement dated as of September 1997, among Lansing, Lansing's stockholder and Granite.

   "Title Policies" has the meaning set forth in Section 7.1.15(a) hereof.

   "WLAJ" means television station WLAJ-TV, Channel 53, Lansing,
Michigan.

   "WLAJ Application" has the meaning set forth in Section 3.1 hereof.

   "WLAJ Granite Assets" means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description whether or not carried or reflected on the books of Granite or any Affiliate of Granite, owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement, other than the Excluded Assets, which are expressly excluded from the definition of WLAJ Granite Assets, and, except as otherwise provided in this Agreement, WLAJ Granite Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing Date, including, without limitation (other than Excluded Assets):

   (a) all real property, leasehold interests, estates and improvements of every kind and description, together with all buildings, structures and improvements of every nature located thereon, owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement as of the date hereof (including without limitation those that are set forth in Schedule A-2 hereto) and acquired between the date hereof and the Closing Date;

   (b) all broadcasting and other equipment, office furniture, fixtures, tapes, machinery, office materials and supplies, spare parts, tubes and other tangible personal property of every kind and description owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement on the date hereof, including without limitation those set forth on Schedule B-2 hereto, and any additions, improvements and replacements thereto between the date hereof and the Closing Date, together with all warranties, rights and claims relating to the assets listed in this paragraph (b);

   (c) all Contracts and commitments relating to the business and operations of WLAJ to which any member of the Granite Group is a party, other than those listed on Schedules F or 4.9 hereto, on the date hereof, including without limitation those contracts, agreements and commitments set forth on Schedules A-2 (Owned and Leased Real Property of WLAJ), B-2 (Owned and Leased Tangible Personal Property of WLAJ) and C-2 (Other Operating Contracts of WLAJ) hereto (which Schedules shall also specify those contracts the assignment of which requires third-party consent), together with all contracts, agreements and commitments, that have been entered into between the date hereof and the Closing as expressly permitted by this Agreement;

   (d) the books and records relating to the operation of WLAJ by any member of the Granite Group under the Time Brokerage Agreement;

   (e) all franchises, trademarks, patents, tradenames, service marks, promotional materials, slogans, intellectual property rights and interests, call letters, copyrights in literary property of any kind, know-how jingles and privileges, if any, owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement as of the date hereof, including, without limitation, those set forth in Schedule D-2 hereto, and those acquired between the date hereof and the Closing; and

   (f) all of Granite's and Seller's prepaid expenses useful by Buyer in connection with its operation of WLAJ under the Time Brokerage Agreement after the Closing.

   "WLAJ Documents" means the WLAJ Purchase Agreement, the Time Brokerage Agreement, the Loan Agreement and the Guaranty.

   "WLAJ Employees" has the meaning set forth in Section 4.13 hereof.

   "WLAJ, Inc." means WLAJ, Inc., a Delaware corporation and wholly owned subsidiary of Granite.

   "WLAJ Lansing Assets" means the "Broadcasting Assets" as defined in the WLAJ Purchase Agreement, except to the extent the same have been replaced by WLAJ Granite Assets or to the extent such assets are no longer needed in the operation of WLAJ.

   "WLAJ Licenses" means all licenses, permits and authorizations issued or granted by the FCC for the ownership and operation of WLAJ and all applications therefor, all of which are listed on Schedule E-2 hereto, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing.

   "WLAJ Purchase Agreement" means the Purchase and Sale Agreement, between Granite, Lansing and Lansing's stockholder dated as of October 17, 1996, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 1997.

   "WWMT" has the meaning set forth in the recitals hereto.

   "WWMT Application" has the meaning set forth in Section 3.1 hereof.

   "WWMT Assets" means all real, personal and mixed assets, both tangible and intangible (including the business of WWMT as a "going concern"), of every kind, nature and description whether or not carried or reflected on the books of WWMT, Seller or any Affiliate of Seller, owned or held and used or held for use by Seller or any Affiliate thereof in connection with the business and operations of WWMT, other than the Excluded Assets, which are expressly excluded from the definition of WWMT Assets and shall be retained by Seller and/or Granite, and except as otherwise provided in this Agreement, WWMT Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement, including, without limitation (other than Excluded Assets):

   (a) all real property, leasehold interests and estates and improvements of every kind and description, together with all buildings, structures and improvements of every nature located thereon, owned or held and used or held for use by

Seller or Granite in connection with the business and operations of WWMT as of the date hereof (including without limitation those which are set forth in Schedule A-1 hereto) and acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

   (b) all broadcasting and other equipment, office furniture, fixtures, tapes, office materials and supplies, spare parts, tubes and other tangible personal property of every kind and description owned, leased or held and used or held for use by Seller or Granite in connection with the business and operations of WWMT on the date hereof, including without limitation the assets set forth in Schedule B-1 hereto, and any additions, improvements and replacements thereto between the date hereof and the Closing Date as permitted by and subject to the terms of this Agreement, together with all warranties, rights and claims relating to the assets listed in this paragraph
(b);

   (c) all Contracts and commitments relating to the business and operations of WWMT on the date hereof, including without limitation those contracts, agreements and commitments set forth on Schedules A-1 (Owned and Leased Real Property of WWMT), B-1 (Owned and Leased Tangible Personal Property of WWMT) and C-1 (Other Operating Contracts of WWMT) hereto (which shall also specify those contracts the assignment of which requires third-party consent), together with all contracts, agreements and commitments which have been entered into between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

   (d) (i) all WWMT Licenses and (ii) any other permits, licenses and authorizations issued or granted by any Governmental Authority held and used or held for use by Seller or Granite in connection with the business and operations of WWMT as of the date hereof, and any additions, renewals and extensions thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

   (e)  the books and records of WWMT in accordance with Section 13 hereof;

   (f) all franchises, trademarks, patents, tradenames, service marks, promotional materials, slogans, intellectual property rights, call letters, telephone numbers, copyrights in literary property of any kind, know-how, jingles and privileges, if any, owned or held and used or held for use by Seller or Granite in connection with the business and operations of WWMT as of the date hereof, including, without limitation, those set forth in Schedule D-1 hereto, and those acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

   (g) all of Seller's and Granite's goodwill in and going concern value of WWMT;

   (h) all of Seller's and Granite's prepaid expenses useful by Buyer in the operation of WWMT after the Closing; and

   (i) all current assets of Seller or Granite related exclusively to the Stations, other than current assets constituting Excluded Assets.

   "WWMT License, Inc." means WWMT License, Inc., a Delaware corporation and a wholly-owned subsidiary of Seller.

   "WWMT Licenses" means all licenses, permits and authorizations issued or granted by the FCC for the ownership and operation of WWMT and all applications therefor, all of which are listed in Schedule E-1 hereto, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement.

   1.2 Accounting Terms. All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

   1.3 Other Definition Provisions. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

    2.     Purchase of Broadcasting Assets, Purchase Price and Method of
Payment.

           2.1 Purchase of Broadcasting Assets Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the
Closing:

                  (a) The members of the Granite Group shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the members of the Granite Group, all of their respective rights, title and interests in the Granite Broadcasting Assets (excluding the WWMT Licenses);

                  (b) WWMT License, Inc. shall assign and deliver to Buyer, and Buyer shall accept assignment from WWMT License, Inc. of, the WWMT Licenses;

                  (c) Subject to the provisions of Section 2.5 hereof, Granite and/or Seller shall assign and convey to Buyer, and Buyer shall accept assignment from Granite of, all of Granite's rights and obligations under the WLAJ Documents; and

                  (d) Granite and Seller shall transfer and deliver to Buyer, and Buyer shall assume, the Assumed Obligations in accordance with
Section 2.4 hereof.

    The Closing shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036, or such other place as Buyer and Granite may agree.

           2.2    Consideration; Adjustment; Allocation of Purchase Price.

           2.2.1 Purchase Price. For and in full consideration of the assignments, conveyances, and transfers described herein Buyer shall pay to Granite an amount equal to the sum of One Hundred Fifty Million and Six Hundred Thousand Dollars ($150,600,000.00)(the "Base Price"), adjusted as provided in Sections 2.2.2 and 2.2.3 below (the "Purchase Price").

           2.2.2 Prorations. The Base Price shall be increased or decreased as required to effectuate the proration as of the Closing Date of operating expenses incurred in the ordinary course of business and arising from the operations of the Stations by the Granite Group. Such expenses, shall include tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the WWMT Assets or the WLAJ Granite Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, employee compensation and related Taxes, reimbursement obligations under the Time Brokerage Agreement and similar prepaid and deferred items, shall be prorated between Buyer and Granite in accordance with the principle that Granite shall be responsible for all expenses, costs and Liabilities allocable to the operation or ownership of the Stations by any member of the Granite Group for the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and Liabilities allocable to the operation of the Stations by Buyer for the period after and including the Closing Date as determined in accordance with Section 2.2.3 below, subject to the following:

                  (a) Payments due under film or programming license agreements for the month in which the Closing occurs shall be prorated based on the number of days in such month on or before the Closing Date and the number of days in such month after and including the Closing Date.

                  (b) There shall be no adjustment for any difference between the value of the goods or services to be received by any member of the Granite Group as of the Closing under trade or barter agreements relating to the Stations and the value of any advertising time remaining to be run by any member of the Granite Group as of the Closing under trade or barter agreements relating to the Stations, provided such agreements and the remaining advertising obligations thereunder are in all material respects disclosed to Buyer on Schedule 2.2.2.

                  (c) Real and personal property taxes shall be prorated based upon the latest available tax information from the applicable Governmental Authorities according to the fiscal years of the respective Governmental Authorities for which the taxes are collected.

                  (d) No intercompany expenses shall constitute Prorated Obligations.

           2.2.3 Manner of Determining Prorations. The Purchase Price, taking into account the adjustments and prorations outlined in Section 2.2.2, shall be determined in accordance with the following procedures:

                  (a) Prorated Obligations. Granite shall, no later than five (5) business days prior to the Closing Date, prepare a document (the "Proration Statement"), a copy of the form of which is to be delivered by Granite not less than five days prior to the Closing for Buyer's review and approval, listing by item, all of the expenses, costs, obligations and other Liabilities of the Stations of the type identified in Section 2.2.2 that are attributable solely to the operation of the Stations, either in whole or in part, during the period on or after the Closing Date ("Prorated Obligations") but either payable in advance prior to the Closing Date or in arrears after the Closing Date. For each Prorated Obligation, there shall be listed (i) the estimated aggregate amount thereof remaining to be paid on or after the Closing Date, (ii) the amount of such Prorated Obligation incurred by Seller or Granite, attributable to operation of the Stations prior to the Closing Date ("Pre-Closing Incurred Obligations") and (iii) the actual amount paid by Seller or Granite (including any amount that Granite has paid to Lansing under the Time Brokerage Agreement) with respect to such Prorated Obligation prior to Closing ("Pre-Closing Paid Obligations").

                  (b) Closing Adjustment. The Purchase Price paid to Granite shall be adjusted on an estimated basis at Closing based upon the Proration Statement to the extent agreed to by the parties(with a final adjustment to be completed in accordance with Section 2.2.3(c) below): (i) upward dollar-for-dollar by the amount, if any, by which Pre-Closing Paid Obligations exceed Pre-Closing Incurred Obligations; or (ii) downward dollar-for-dollar by the amount, if any, by which, Pre-Closing Incurred Obligations exceed Pre-Closing Paid Obligations. To the extent of any disagreements by the parties as to Prorated Obligations, such disputes shall be resolved as part of the Post-Closing Adjustment under Section 2.2.3(c).

                  (c)  Post-Closing Adjustment.

                       (i) As promptly as possible after the Closing, but in any event not later than sixty (60) days after the Closing Date, Buyer shall deliver to Granite a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to Section 2.2.3(b). Buyer's statement shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.2.3(b), and such other information as may be reasonably requested by Granite. If Granite disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within thirty (30) days after their receipt of Buyer's statement a statement setting forth its determination of the amount of the Purchase Price. If Granite notifies Buyer of its acceptance of Buyer's statement, or if Granite fails to deliver its statement within the thirty-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty-day period. To the extent a Purchase Price adjustment payment by one party to the other is not in dispute, such payment shall be made within five (5) business days after the determination of the amount due by wire transfer to an account designated by the receiving party.

                       (ii) Buyer and Granite shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within thirty (30) days following the delivery of Granite's statement pursuant to Section 2.2.3(c)(i), Buyer and Granite shall jointly designate an independent public accounting firm of national stature acceptable to Granite and Buyer, which firm shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. The accounting firm's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any Purchase Price adjustment payment by one party to the other determined under this Section 2.2.3(c)(ii)shall be made within five (5) business days after the determination of the amount by the independent public accounting firm by wire transfer to an account designated by the receiving party. Any fees of this firm shall be split equally between Buyer and Granite.

           2.2.4 Allocation of Purchase Price. The parties hereby agree that, except as otherwise specifically provided herein, for tax purposes they shall allocate the Purchase

Price among the Granite Broadcasting Assets in accordance with their respective fair market values, and that they will comply with the applicable information reporting requirements of Section 1060 of the Code and the regulations promulgated thereunder. Buyer and Granite shall report the allocations consistently, to the extent permitted by law, on Internal Revenue Form 8594, which the parties shall cooperate in preparing and which the parties will timely file with the Internal Revenue Service. Within thirty
(30) days after the Closing Date, Granite shall deliver to Buyer an initial schedule setting forth a complete listing of the Granite Broadcasting Assets delivered to Buyer at the Closing, the book values and accumulated tax and book depreciation for such assets as of December 31, 1997 and as of the Closing Date and an allocation of Purchase Price among such Granite Broadcasting Assets. Such allocation shall be final and binding upon Seller, Granite and Buyer unless within 20 business days of receipt thereof Buyer gives written notice to Granite that it does not consent to such allocation. If Buyer notifies Granite within such 20-day period that it is withholding its consent, Granite and Buyer will use good faith efforts to resolve any disagreements. If Granite and Buyer cannot thereafter reach agreement on an allocation within 30 days, Buyer and Granite shall cause an appraisal of the Granite Broadcasting Assets to be performed and completed by Harrison, Bond & Picarro or such other appraisal firm as Granite and Buyer shall mutually designate, with expenses in connection with such appraisal to be borne equally by Granite and

Buyer. Such appraisal shall comply in all respects with the applicable requirements of Section 1060 of the Code and the regulations promulgated thereunder and shall be binding on the parties for the purpose of allocating the Purchase Price among the Granite Broadcasting Assets. Each of the parties shall be entitled to discuss the methods and procedures to be used by and to review the working papers of such appraisal firm

           2.3 Accounts Receivable. On the Closing Date, Granite shall deliver a statement listing all Accounts Receivable. During the period commencing with the Closing Date and ending the 180th calendar day after the Closing Date, Buyer shall use commercially reasonable collection efforts to collect the Accounts Receivable consistent with its practices for collection of its accounts receivable; provided, however, that Buyer shall not be obligated to institute any litigation or engage any collection agents or services, or incur any out-of-pocket expenses (outside the ordinary course of business), in connection with the collection of the Accounts Receivable. Buyer shall account to Granite and remit to Granite all amounts collected by Buyer with respect to the Accounts Receivable in accordance with the following schedule: (a) on or before the twentieth (20th) day of the first complete calendar month after the Closing Date, remit all amounts collected up to the end of the previous month and the Persons from whom such amounts were collected; and (b) on or before the twentieth (20th) day of each succeeding month, remit all amounts collected during the month previous thereto and the Persons from whom such amounts were collected. With each remittance, Buyer shall furnish a statement of the amounts collected and the Persons from whom such amounts were collected. In the absence of a specific remittance advice accompanying payment identifying the receivable to which a payment relates, collections from an Accounts Receivable debtor shall be allocated to the oldest outstanding Accounts Receivable of such debtor before applying any of such amounts to pay any other obligation of such debtor to Buyer.

    Buyer's obligation to collect the Accounts Receivable shall expire as of midnight on the 180th day following the Closing Date. Within fifteen (15) business days thereafter, Buyer shall remit to Granite all amounts collected from the Closing Date until the date thereof to the extent not previously remitted to Granite. Upon expiration of the Buyer's collection obligation under this Section 2.3, Buyer shall turn over to Granite all documents and records evidencing the Accounts Receivable which were paid to Granite hereunder and which remain uncollected and Granite shall assume responsibility for collection of any remaining Accounts Receivable for its own account.

           2.4    Assumption of Liabilities.

           2.4.1 Limitation on Assumption of Obligations. Except as set forth in Section 2.4.2 below, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any Liabilities or obligations of any member of the Granite Group, WWMT, WLAJ or Lansing of any nature whatsoever.

           2.4.2 Assumed Obligations Relating to WWMT and WLAJ. Subject to the provisions of Section 2.4.3 below, at the Closing, Buyer shall assume and timely pay or perform the following obligations (collectively the "Assumed Obligations"): (a) excluding any Liabilities for defaults or breaches by any member of the Granite Group thereunder prior to the Closing or any default or breach by any member of the Granite Group arising as a result of the consummation of the transactions contemplated hereby, the obligations of any member of the Granite Group arising subsequent to, and relating solely to, the operations of the Stations on or after the Closing Date, under (i) all contracts, agreements, commitments and leases of any member of the Granite Group or by which a member of the Granite Group is bound, in effect as of the date hereof which are included in the Granite Broadcasting Assets and set forth on Schedules A-1, B-1, C-1, A-2, B-2 and C-2, (ii) all contracts, agreements, commitments, leases and amendments, renewals and other modifications thereof which are entered into by any member of the Granite Group in connection with the operations of the Stations between the date hereof and the Closing as permitted by and subject to the terms of this Agreement and (iii) all contracts, agreements and commitments of the members of the Granite Group or by which a member of the Granite Group is bound, not required by the terms of Section 4.7 hereof to be listed on Schedules A-1, B-1, C-1, A-2, B-2 or C-2; (b) any Liabilities incurred with respect to the operation of Stations on or after the Closing Date; and (c) any Prorated Obligations allocated to Buyer. It is understood and agreed that Assumed Obligations shall not include any Retained Liabilities.

               2.4.3 Substitution Where Not Transferable. If the members of the Granite Group shall be unable, on or prior to the Closing, to obtain a consent necessary for the assignment of its title to, interest in and rights under any Contract to be assigned hereunder, then Seller, Granite and Buyer will cooperate to enter into a reasonable arrangement designed to enable the applicable member of the Granite Group (as applicable) to perform its obligations thereunder, and to provide for the assumption and recognition by Buyer of the benefits, risks and burdens of, any such Contract, including, if requested by Buyer, enforcement at the cost and for the account of Buyer of any and all rights of the applicable member of the Granite Group against the other party thereto arising out of the future cancellation thereof after the Closing by such other party; provided, that, Buyer shall not be required to enter into, or to accept as a substitute for performance by any member of the Granite Group hereunder, any arrangement which would impose any additional material cost, expense or Liability on Buyer, or would deprive Buyer of any material benefits or profits contemplated under such Contract. As and when after the Closing Date, title to, interest in and rights under any such Contract become transferable, the assignment to Buyer by the applicable member of the Granite Group of any title to, interest in and rights under such Contract shall be deemed effective at the time such consent or approval is effective, without any further action by Buyer or any member of the Granite Group.


          2.5 Acquisition of WLAJ. It is the intent and desire of the parties hereto that, prior to the Closing, Granite shall, subject to the next sentence, close the transactions contemplated by the WLAJ Purchase Agreement and that Buyer shall acquire the WLAJ Lansing Assets, including the WLAJ Licenses, from Granite or, in lieu thereof, directly from Lansing in a simultaneous closing. However, the closing of the transactions under the WLAJ Purchase Agreement is conditioned, among other things, upon obtaining a final order from the FCC approving the FCC Applications (as defined in the WLAJ Purchase Agreement) and consenting to the assignment of the WLAJ Licenses from Lansing to Granite or its permitted assignee. As of the date hereof, this Agreement reflects the agreement of the parties assuming the WLAJ Lansing Assets, including the WLAJ Licenses, are not owned by Granite as of the Closing. Granite shall use commercially reasonable efforts to obtain the FCC's Final Order to the assignment of the WLAJ Licenses to Granite from Lansing and to close the transactions contemplated by the WLAJ Purchase Agreement on or prior to the Closing.

                              (a)  In the event Granite has acquired the WLAJ
Lansing Assets, including the WLAJ Licenses prior to the Closing in sufficient time to obtain a Final Order for the assignment of the WLAJ Licenses by Granite to Buyer, this Agreement shall be deemed to include the purchase by Buyer of the

WLAJ Lansing Assets from Granite and the assignment of the WLAJ Licenses from Granite to Buyer. In such event, this Agreement shall be deemed amended to reflect the foregoing as if Granite owned the WLAJ Lansing Assets, including the WLAJ Licenses, as of the Closing Date, with such changes as may be agreed upon by the parties and are reasonable under the circumstances, and the parties shall enter into a formal written amendment of this Agreement to reflect the foregoing. Such amendment shall include the following:

                                   (i)   The Base Price shall be One Hundred
Seventy Million Dollars ($170,000,000.00);

                                   (ii)  All references to the WWMT Licenses
shall mean the Station Licenses;

                                   (iii) Granite's post-closing rights and
post-closing obligations under the WLAJ Documents shall be assigned to Buyer, including the representations and warranties and indemnification rights thereunder, except as agreed otherwise by Granite and Buyer; provided, however, that Granite shall remain responsible for its post-closing obligations for the period, if any, subsequent to the closing under the WLAJ Purchase Agreement to the Closing hereunder and

                                   (iv)  The representations and warranties of
the Granite Group shall be revised to reflect the inclusion of the WLAJ Lansing Assets and the WLAJ Licenses, but such representations and warranties shall be limited to the period when a member of the Granite Group owned or operated such assets.

                              (b)  In the event that either: (i) the conditions
to the closing of the transactions hereunder related to WWMT have been satisfied or waived by the applicable parties but the conditions to neither the assignment of the WLAJ Documents nor closing of the transactions hereunder related to WLAJ have been satisfied or waived, or (ii) the conditions to the closing of the WWMT transactions cannot be satisfied unless the transactions relating to WLAJ are modified, the parties will negotiate in good faith to proceed with the closing of the transactions related to WWMT on such terms and conditions as they may agree.

     3.   FCC Consent.

          3.1 Application and Request. Within twenty (20) days following the execution of this Agreement, the parties shall file with the FCC a complete and accurate application requesting the consent of the FCC to the assignment of (i) the WWMT Licenses from WWMT License, Inc. to Buyer as contemplated herein (the "WWMT Application") and (ii) the WLAJ Licenses from Granite to Buyer (the "WLAJ Application," and collectively with the WWMT Application, the "FCC Applications"). Each party shall notify the other parties hereto in the event it becomes aware of any other facts, actions, communications, or occurrences that might directly or indirectly affect the parties' intent or ability to effect prompt FCC approval of the transactions contemplated by this Agreement. The parties hereto shall with respect to WWMT and WLAJ diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, provide any additional information reasonably required or requested by the FCC, and otherwise use their commercially reasonable efforts to obtain promptly the requested consent and approval of the applications by the FCC. Buyer, Granite and Seller shall oppose any petitions to deny or other objections filed with respect to the FCC Application; provided, however, that neither Buyer, Granite nor Seller shall have any obligation to participate in an evidentiary hearing on the FCC Application. At either party's option, Buyer, Granite and Seller shall appeal or otherwise seek review of any action of the FCC denying the FCC Application, by filing an appropriate request for appeal or review with the FCC or a court of competent jurisdiction, as the case may be.

          3.2  Final FCC Order.  In addition to the conditions set forth in
Section 7 hereof, the parties' obligation to consummate the transactions contemplated by this Agreement is conditioned upon: (a) the grant by the FCC (including, for purposes hereof, the FCC staff acting under delegated authority) of an order consenting to the assignment of the WWMT Licenses from WWMT License, Inc. to Buyer and compliance by the parties hereto with the conditions imposed in said order (provided that none of Buyer, Granite nor Seller shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a material adverse effect upon it); and (b) said order having become a Final Order. If the parties or their subsidiaries are required by the FCC to participate in an evidentiary hearing on the assignment application, either party, at its option, by written notice of termination to the other parties, may terminate this Agreement; provided, however, that the terminating party may not so terminate this Agreement if it or any of its Affiliates are in material default under any provision of this Agreement, or if the conditions described in this Section 3.2 have been met prior to the delivery of written notice of termination. Buyer may elect to waive the issuance of a Final Order by written waiver executed by Buyer and referencing this Section 3.2.

     4. Representations and Warranties of Granite and Seller. Each member of the Granite Group, jointly and severally with the other members of the Granite Group, represent and warrant to Buyer that:

          4.1 Organization and Standing. Each member of the Granite Group: (a) is duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware; (b) has the requisite corporate power and authority to enter into and perform this Agreement, and to own, lease and operate its business and assets (including the Broadcasting Assets) and to carry on its business as now being conducted under its existing agreements and to perform the obligations required to be performed by it hereunder to consummate the transactions contemplated hereby; (c) is duly qualified to do business in every jurisdiction in which the nature of the business of WWMT conducted by the members of the Granite Group (and of WLAJ conducted by any member of the Granite Group under the Time Brokerage Agreement) requires such qualification, except where the failure to so qualify would not materially adversely affect the Stations or the Broadcasting Assets; and (d) owns none of the Granite Broadcasting Assets and conducts none of the business or operations of WWMT (or any member of the Granite Group under the Time Brokerage Agreement) through any Person other than Granite, WWMT License, Inc., Seller, Lansing and WLAJ, Inc. All of the issued and outstanding capital stock of Seller is owned by Granite, and all of the issued and outstanding capital stock of WWMT License, Inc. and WLAJ, Inc. is owned by Seller. Since its inception, Seller's sole business and operations have consisted of the ownership and operation of WWMT, and WWMT License, Inc.'s sole business and operations have consisted of the ownership of the WWMT Licenses and WLAJ, Inc.'s sole business and operations have consisted of certain operations related to WLAJ.

          4.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by each member of the Granite Group are within the corporate powers of each such member and have been duly and validly authorized by all necessary corporate action on the part of each member of the Granite Group. This Agreement has been duly executed and delivered by each member of the Granite Group and constitutes a valid and binding agreement of each member of the Granite Group enforceable against each member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          4.3  No Contravention; Consents.

               4.3.1 No Contravention. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by each member of the Granite Group do not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with, result in a breach of the terms of or contravene, the Certificate of Incorporation or Bylaws of any member of the Granite Group or any other document relating to a member of the Granite Group's governance; (b) result in the breach of, or constitute a default under, conflict with or result in the termination of any material agreement or other instrument to which any member of the Granite Group is a party or by which the property of any member of the Granite Group is bound or materially affected or result in the creation of any Encumbrance upon any of the Broadcasting Assets or the Station Licenses (after giving effect to any consents and waivers set forth in Schedule 4.3.1); or (c) violate or conflict with in any material manner any laws, regulations, orders or judgments applicable to any member of the Granite Group or any of their respective assets, including the Communications Act.

               4.3.2 Consents. Except as set forth in Schedule 4.3.1 or as required under the Communications Act or HSRA, no member of the Granite Group is required to submit any notice, report or other filing with, or obtain any consent, approval, authorization or waiver from, any Government Authority or other Person (other than with respect to agreements not required to be listed on Schedule 4.7 hereto) in connection with the execution, delivery or performance by each member of the Granite Group of this Agreement or any of the transactions contemplated hereby.

          4.4  Title to Assets.

               4.4.1     Real Property.

                              (a)  On the Closing Date, a member of the Granite
Group will have and will convey to Buyer marketable fee or leasehold title as applicable to all the real property to be transferred by it hereunder, free and clear of all mortgages, security interests, pledges, claims, liens, charges, covenants, easements, rights of way, restrictions, encroachments, leases, or any other encumbrances (collectively, "Encumbrances"), except for and subject only to: (i) liens for current real estate and other Taxes (A) not yet due and payable and which are Prorated Obligations, or (B) that the taxpayer is contesting in good faith through appropriate proceedings and which constitute Retained Liabilities or Prorated Obligations; (ii) liens created by statute securing the claims of materialmen, landlords and like Persons incurred in the ordinary course of business and provided payment is not yet delinquent and the underlying Liabilities or obligations with respect to such liens constitute Retained Liabilities or Prorated Obligations; (iii) covenants, conditions, restrictions, easements or other minor imperfections (other than any such covenant, condition, restriction or imperfection that could be satisfied by its terms solely by the payment of money) that individually or in the aggregate do not materially detract from, or materially interfere with the present use or present value of the properties or assets subject thereto or affected thereby or otherwise materially impair the assets, business or financial condition of the Stations or the Broadcasting Assets or affect the marketability of the properties subject thereto in any material respect; (iv) those matters set forth on Schedule A-1 or A-2, including the leases listed thereon (whether as lessor or lessee); and (v) Encumbrances to be released in satisfaction of Section
7.1.17 hereof(collectively, "Permitted Encumbrances").

                              (b)  Schedule A-1 or A-2 sets forth: (i) all real
estate owned or leased by any member of the Granite Group which is used in the operations of the Stations or is included in the Broadcasting Assets; and (ii) the nature of the right, title or interest each member of the Granite Group has in such real estate. Except as disclosed in Schedule A-1 or A-2, none of the buildings, structures or improvements located on any real estate owned or leased by any member of the Granite Group which relates to the operations of the Stations encroaches on any adjoining real estate, nor, to Granite's or Seller's knowledge, does any adjoining real estate encroach on real estate owned or leased by any member of the Granite Group. There is no condemnation action or proceeding pending or, to the actual knowledge of any member of the Granite Group, threatened, with respect to real estate identified on Schedule A-1 or A-2 or any such building, structure or improvement. Such real estate has available to it all parking, utilities and access and all zoning permits and other use approvals required for the operation of the business of WWMT or WLAJ, as applicable, and activities thereon as presently conducted.

                         4.4.2     Tangible Personal Property.  On the
Closing Date, a member of the Granite Group will have and will convey to Buyer marketable title to all the tangible personal property to be transferred by it hereunder, in each case free and clear of all Encumbrances, except for and subject only to Permitted Encumbrances.

                         4.4.3     Assets Sufficient.  The Broadcasting
Assets include all assets (other than Excluded Assets) that are used in the conduct of the business and operations of the Stations as presently conducted, and the Broadcasting Assets include all assets necessary to the conduct of the business and operations of the Stations as presently conducted.

                    4.5  Condition of Assets.  The Granite Broadcasting
Assets described in paragraphs (a) and (b) of the definition of "WWMT Assets" and "WLAJ Granite Assets" and the real and tangible personal property included in the WLAJ Lansing Assets, are in the possession of Seller, Granite, WLAJ, Inc. or Lansing and in good operating condition and repair, ordinary wear and tear excepted (except as set forth in Schedule 4.5), are suitable for the uses and purposes for which they are being used or intended, and are used, located, constructed and occupied in material compliance with all applicable federal, state and local statutes, ordinances and regulations, but excluding the rules and regulations of the FCC (which are the subject of Section 4.6 hereof) and Environmental Laws (which are the subject of Section 4.16 hereof). No member of the Granite Group has any actual knowledge or has received any notice that such properties and/or assets or the present use thereof by the Granite Group are in violation in any material respect of applicable statutes, ordinances and regulations.

               No member of the Granite Group has actual knowledge of any defect or any condition relating to any transmission tower owned, used or leased by any member of the Granite Group that would or may materially and adversely affect the proper anchoring or securing thereof, the structural soundness thereof, or the conformance thereof in all material respects with generally accepted engineering standards of the television broadcasting industry applicable to transmission towers.

               The summary of the capital expenditures incurred by members of the Granite Group for either of the Stations for calendar years 1996 and 1997, as set forth in Schedule 4.5.2 is true and complete in all material respects.

                    4.6  Licenses and Authorizations.

                         4.6.1     Licenses.  Schedules E-1 and E-2 hereto
contain a true and complete list of all Station Licenses and all other material licenses, permits and authorizations under federal (including the Communications Act), state or local law and all other rights, franchises, privileges, immunities, approvals, licenses, permits and authorizations required by the Granite Group to carry on the operation of the business of WWMT and WLAJ as now conducted. WWMT License, Inc., with respect to WWMT, and Lansing, WLAJ, Inc. or Granite, with respect to WLAJ, is the authorized and legal holder of all of the foregoing.

                         4.6.2     Authorizations.  The Station Licenses and
all other items identified in Section 4.6.1 are valid and in full force and effect, and have been complied with in all material respects. To the knowledge of each member of the Granite Group, there is no investigation, notice of investigation, violation, order, complaint, action or other proceeding pending or, to their actual knowledge, threatened before the FCC or any other governmental authority to vacate, revoke, refuse to renew or modify such licenses or other authorizations of WWMT or WLAJ or which could in any manner materially threaten or adversely affect the Station Licenses or the operations of the Stations as presently conducted. To the actual knowledge of each member of the Granite Group, no event has occurred which permits, or after notice or lapse of time would permit, the revocation or termination of any Station License or the imposition of any restriction thereon of such a nature as may materially limit the business or operations of WWMT or WLAJ as now conducted. No member of the Granite Group has actual knowledge of any event or proceeding arising from or concerning the operation of WWMT or WLAJ that would cause the FCC not to renew any Station License if such license were expiring on the date hereof.

                    4.7  Contracts.  Schedules A-1, B-1, C-1, A-2, B-2 and
C-2 contain a true and complete list of all contracts, leases, national and local advertising representation agreements, employment agreements and other agreements and commitments of every nature in full force and effect as of the date hereof to which any member of the Granite Group is a party or is bound, written or otherwise, constituting part of the Broadcasting Assets or the Assumed Obligations (collectively, the "Contracts"), except (a) contracts entered into by any member of the Granite Group in the ordinary course of its business for the provision of immaterial incidental services to WWMT or WLAJ (such as cleaning, landscaping, copier and similar contracts) that are terminable by a member of the Granite Group on thirty (30) days' notice and without material obligations, (b) contracts entered into by any member of the Granite Group in the ordinary course of business of the Stations providing for aggregate payments of less than $5,000 over the remaining term thereof and (iii) contracts entered into in accordance with the terms of Section
6.1.11 hereof. No member of the Granite Group, nor, to the actual knowledge of each member of the Granite Group, any other party to the Contracts, is in material default under any of the Contracts, and to the actual knowledge of each member of the Granite Group, no event, occurrence or condition exists which with the giving of notice, would become a material default thereunder. No member of the Granite Group has released or waived (by action or inaction) any material rights under any of the Contracts. All such Contracts are in full force and effect and valid and binding and enforceable against the members of the Granite Group (as applicable) and, to the actual knowledge of each member of the Granite Group, the other parties thereto in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally. As of the Closing Date, no member of the Granite Group will have assigned any of its rights under any of the Contracts and, subject to the qualification contained in the preceding sentence, will in no way be restricted from enforcing its material rights thereunder.
True and complete copies of all Contracts and all amendments and modifications thereto listed in the Schedules hereto have been delivered or made available to Buyer. Seller, with respect to WWMT, and Granite or WLAJ, Inc., with respect to WLAJ, has the right to the quiet enjoyment of all of its leased real and personal property relating to WWMT and WLAJ in accordance with the terms of the lease agreements governing such leased real or personal property.

                    4.8 Franchises, Trademarks and Trade Names. All material franchises, trademarks, patents, tradenames, intellectual property, service marks, promotional materials, slogans, know-how, call letters, telephone numbers, copyrights in literary property of any kind, jingles, privileges and other intellectual property rights held by any member of the Granite Group with respect to WWMT or WLAJ which are included in the Broadcasting Assets are set forth on Schedules D-1 or D-2 hereto, are owned by a member of the Granite Group or Lansing (with respect to WLAJ) or licensed for their use. No other franchises, trademarks, patents, tradenames, intellectual property, service marks, brand names, copyrights, privileges or other intellectual property rights material to the operations of the business of WWMT or WLAJ (other than those held by Lansing with respect to WLAJ) are necessary for the operation of the business of WWMT or WLAJ as presently conducted. To the actual knowledge of each member of the Granite Group, the ownership and operation of WWMT by any member of the Granite Group (and the operations of WLAJ by any member of the Granite Group under the Time Brokerage Agreement) and their properties utilized in connection with the business of WWMT and WLAJ, as presently owned and operated, do not infringe in any material respect upon or conflict in any material respect with any franchise, patent, trademark, tradename, service mark, brand name, copyright, trade secret or other intellectual property rights of any other Person and, to the actual knowledge of each member of the Granite Group, no other Person is infringing in any material respect upon any such rights with respect to WLAJ or WWMT.

                    4.9  Employee Plans; ERISA.

                         4.9.1     Station Plans.  Each Employee Plan (a) in
which or to which, at any time, any employee or former employee of Granite
(as to WLAJ Employees), Seller, WLAJ, Inc., WWMT or WLAJ has participated or been a party or bound and (b) (i) which has at any time been sponsored or maintained by any member of the Granite Group, any other member of the Controlled Group, (ii) to which any member of the Granite Group or any other member of the Controlled Group has at any time contributed or had or may have had an obligation to contribute or (iii) to which any member of the Granite Group or any other member of the Controlled Group has been a party or bound (each such plan described in (a) or (b) is referred to individually as a "Station Plan" and collectively as the "Station Plans") is listed on Schedule 4.9.

                         4.9.2     Compliance With Laws. All Station Plans
have been administered in accordance with their terms and are in compliance with ERISA, the Code and all other applicable laws, rules and regulations in all material respects. Neither Granite, Seller nor any member of the Controlled Group has maintained, contributed to or had an obligation to contribute to any Employee Plan, nor any similar predecessor plan, that is subject to Title IV of ERISA. No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in
Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Station Plan. No litigation or administrative or other proceedings involving a Station Plan is pending or, to the actual knowledge of each member of the Granite Group, threatened. Neither the consummation of the transactions contemplated by this

Agreement nor the employment by Buyer of any Business Employee will result in any liability to Buyer or the Granite Broadcasting Assets for Taxes, penalties, interest or any other Liability or obligation resulting from any Station Plan.

                         4.9.3     Multiemployer Plans.  Neither Granite nor
any member of the Controlled Group has maintained or contributed to any Station Plan, or any similar predecessor plan, which is a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, which covers, is maintained for the benefit of or relates to any of the employees of Granite (as to the WLAJ Employees), Seller, WLAJ, Inc., WWMT or WLAJ.

                         4.9.4     Group Health Plan.  Each Station Plan
which is a group health plan (as such term is defined in Code Section 4980B(g)) complies and has complied in all material respects with the applicable requirements of Code Section 4980B, Title XXII of the Public Health Service Act and the Social Security Act.

                         4.9.5     Post-Employment Obligations.  Except as
described in Schedule 4.9 or as required pursuant to Code Section 4980B, neither Seller, Granite nor any Affiliate thereof provides and has any obligation to provide continuing health, life, or other insurance coverage to former employees of Granite (with respect to the WLAJ Employees), Seller, WLAJ, Inc., WLAJ or WWMT following their termination or retirement.

                         4.9.6     Delivery.  True and complete copies of all
Station Plans and all amendments and modifications thereto have been delivered to Buyer, and all summaries, descriptions and other materials furnished to Buyer in respect of such Employee Plan are accurate in all material respects and, in the case of summaries and descriptions, cover all material terms of the Employee Plan to which they relate.

                    4.10 Financial Statements; Liabilities.

                         4.10.1    Financial Statements.  The: (a) compiled
unaudited balance sheet and the related statements of operations: (i) of Seller, WLAJ, Inc. and Granite (with respect to WLAJ) as of and for the fiscal year ended December 31, 1997; (ii) of Seller and WLAJ, Inc. as of and for the fiscal year ended December 31, 1996; and (iii) of Granite (with respect to WLAJ) as of and for the three month period ended December 31, 1996; and (b) the interim unaudited financial statements delivered and to be delivered pursuant to Section 6.1.8 hereof (the statements referred to in (a) and (b) above being collectively, the "Financial Statements") in each instance were (or will be in the case of a future delivery) prepared in accordance with GAAP, other than the lack of footnotes, allocations with respect to services performed by Affiliates and, in the case of interim financials, year end adjustments. The Financial Statements referred to in the preceding sentence of this Section 4.10 (hereinafter, collectively referred to as the "Financial Information") are attached hereto as Schedule
4.10.1 (to the extent prepared as of the date hereof) and are and will be (to the extent to be prepared and delivered in the future pursuant to Section 6.1.8), true and correct in all material respects, fairly present the financial condition and results of operations of Seller, WLAJ, Inc. and Granite (with respect to WLAJ) as of the dates and for the periods indicated and have been and will be certified by a responsible financial officer of Granite as to the foregoing requirements. Since December 31, 1997, there have been no material adverse changes in the business, operations or condition, financial or otherwise, of WWMT, Seller, WLAJ, Inc., WLAJ, the Granite Broadcasting Assets or the WLAJ Lansing Assets, taken as a whole.

                         4.10.2    Liabilities.  Except as set forth in
Schedule 4.10.2, as reflected or reserved against in the balance sheets included in the Financial Information or liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Financial Information, there are no Liabilities of a nature required to be reflected in financial statements prepared in accordance with GAAP.

                    4.11 Litigation; Compliance.

                         4.11.1    Litigation.  Except for administrative
rulemaking, legislation or other proceedings of applicability to the broadcast industry generally or any segment thereof in which any member of the Granite Group operates and except as set forth on Schedule 4.11: (a) there is no civil, criminal or administrative action, notice of apparent violation, notice of apparent liability, suit, demand, claim, complaint, hearing, litigation, action, proceeding or investigation of any nature pending and, to the actual knowledge of each member of the Granite Group, no such matter is threatened against Granite, Seller, WLAJ, Inc., WLAJ, WWMT, the Granite Broadcasting Assets, or, to the actual knowledge of each member of the Granite Group, Lansing or affecting the same, which: (i) might reasonably result in a material adverse effect upon the business or operations or condition, financial or otherwise, of WWMT, WLAJ or the Broadcasting Assets, taken as a whole, (ii) seeks to enjoin, prohibit or otherwise challenge, or would affect Seller's, Granite's, WLAJ, Inc.'s or WWMT License, Inc.'s or, to the actual knowledge of each member of the Granite Group, Lansing's ability to consummate, the transactions contemplated hereby or (iii) might reasonably result in a material adverse effect on the enjoyment and use by Buyer of the Broadcasting Assets; and
(b) no writ, injunction, judgment, award, order or decree has been rendered affecting any member of the Granite Group, WWMT, WLAJ or the Broadcasting Assets (or, to the actual knowledge of each member of the Granite Group, Lansing), which might reasonably result in a material adverse effect upon the business or operations or condition, financial or otherwise, of any member of the Granite Group, WWMT, WLAJ, Seller or the Broadcasting Assets, taken as a whole.

   4.11.2    Violations.  Neither Granite, WLAJ, Inc., WWMT License,
Inc., nor Seller, nor, to the actual knowledge of any member of the Granite Group, Lansing, has violated or is in default under any order, law, rule, regulation, ordinance, policy, judgment, writ or decree of the FCC or any other Governmental Authority in any respect which might materially adversely affect the business or operations or condition, financial or otherwise, of WWMT, WLAJ, the Station Licenses, or the Broadcasting Assets, taken as a whole. All returns, notices, reports, statements or other filings currently required to be filed by any member of the Granite Group with the FCC and all material returns, notices, reports, statements or other filings currently required to be filed by any member of the Granite Group with any other federal, state, or local Governmental Authority, with respect to WWMT, WLAJ or the Broadcasting Assets, have been filed and complied with in all material respects. All such reports, returns and statements are materially complete and correct as filed.

   4.12 Cable Carriage. Except as set forth on Schedule 4.12, the signals of WWMT and WLAJ are being carried on all cable television systems located within the Kalamazoo-Grand Rapids-Battle Creek DMA (Designated Market Area) and Lansing DMA, respectively, as designated by the FCC either pursuant to the mandatory carriage requirements specified in Section 614 of the Communications Act or pursuant to retransmission consent agreements entered into in accordance with Section 325(b) of the Communications Act, subject to current administrative proceedings and any litigation pertaining to mandatory carriage and consent.

   4.13 Labor. There are no strikes, work stoppages, grievance proceedings, or union organization efforts pending or, to the actual knowledge of any member of the Granite Group, threatened between Seller, WLAJ, Inc., WWMT License, Inc. or Granite (with respect to the employees of WLAJ employed by Granite (the "WLAJ Employees")) and any of their employees or agents or any union or collective bargaining unit. To the knowledge of each member of the Granite Group, each member of the Granite Group has complied in all material respects with all laws and regulations relating to the employment of labor with respect to WWMT or WLAJ. Except as set forth on Schedule C-1 or C-2, there are no collective bargaining agreements or employment agreements between any member of the Granite Group and any employees or any union covering any employees of Granite (as to the WLAJ Employees), Seller, WWMT, WLAJ, Inc., WWMT License, Inc. or WLAJ.

   4.14 Affiliated and Recent Transactions.

   4.14.1    Affiliated Transactions.  Except as described on
Schedule 4.14.1, no member of the Granite Group is a party to any transaction with respect to WWMT or WLAJ or the Broadcasting Assets with any of their officers, directors, employees (except in the ordinary course of business), or Affiliates, including, without limitation, the extension of credit or the commitment to extend credit to any such Persons or entities.

   4.14.2    Recent Transactions.  Except as described on Schedule
4.14.2, since December 31, 1997, no member of the Granite Group has: (a) entered into any transactions, or conducted business, relating to WWMT or WLAJ in any manner inconsistent in any material respect with its historical practices; (b) mortgaged or subjected to any Encumbrance (other than Permitted Encumbrances) any of the Broadcasting Assets; (c) other than pursuant to this Agreement, sold, leased or transferred or agreed to sell, lease or transfer, any of the Broadcasting Assets, except in the ordinary course of business; (d) increased the rate of compensation payable or to become payable to any of the employees of Granite (as to the WLAJ Employees), Seller, WWMT License, Inc., WLAJ, Inc., WWMT or WLAJ or made any increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Employee Plan or payment or arrangement made to, for or with any such employees, except in the ordinary course of business and in light of prevailing inflationary trends; (e) except as expressly permitted herein, adopted, or amended, any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other Employee Plan, agreement, trust, fund or arrangement for the benefit of employees of Granite (as to the WLAJ Employees), Seller, WWMT License, Inc., WLAJ, Inc., WWMT or WLAJ; (f) sustained or incurred any uninsured loss or damage on account of fire, flood, accident or other calamity which has materially interfered with or affected, or may materially interfere with or affect, the operation of WWMT's business or Granite's or WLAJ, Inc.'s operation of WLAJ under the Time Brokerage Agreement as presently conducted; (g) changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); (h) failed to pay any payments on film rights and agreements with respect to WWMT or WLAJ on a current basis, except to the extent Granite or Seller, as applicable, has a valid dispute with respect to any such payment; (i) canceled or compromised any debt or claim or waived or released any rights with respect to WLAJ or WWMT except in the ordinary course of business; (j) except in the ordinary course of business and consistent with past practice, transferred, granted, licensed, assigned, terminated or otherwise disposed of, modified, changed or canceled any rights or obligations with respect to any of the intellectual property rights included in the Broadcasting Assets; (k) made any material change in the conduct or nature of any aspect of the business of WWMT or WLAJ; or (l) has agreed to take any action referred to in the foregoing.

   4.15 Taxes.

   4.15.1 Filing of Tax Returns. Each member of the Granite Group has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) required to be filed through the date hereof for which any member of the Granite Group would have a Liability for Taxes. The applicable members of the Granite Group have paid, will pay in a timely manner or have made appropriate provision for the payment of all Taxes shown as due and payable by the tax returns described in the preceding sentence.

   4.15.2 Tax Liens. There are no liens for Taxes upon any of the Granite Broadcasting Assets, and to the actual knowledge of each member of the Granite Group, upon any of the WLAJ Lansing Assets, other than for Taxes the payment of which is either: (a) not yet due and which constitute Prorated Obligations; or (b) that are being contested by the taxpayer in good faith through appropriate proceedings and which contested Taxes constitute Retained Liabilities or Prorated Obligations.

   4.15.3 Parachute Payments. In connection with the assumption of the Assumed Obligations, Buyer will not become obligated to make any "parachute payment" as defined in section 280G of the Code.

   4.16 Environmental Matters.

   4.16.1 Compliance. Except as set forth on Schedule 4.16.1, each member of the Granite Group is, at present, complying and have complied in all material respects with all Environmental Laws insofar as such laws relate to WWMT or the operation of WLAJ under the Time Brokerage Agreement; and no member of the Granite Group has received any notification in the last two years of any Claims, the existence of any Environmental Conditions or alleged violations of Environmental Laws.

   4.16.2 Property Use. Except as set forth on Schedule 4.16.2, there has been no storage, generation, manufacture, refinement, transportation, production, treatment or disposal of Hazardous Materials by any member of the Granite Group (or, to the knowledge of any member of the Granite Group, by any other Person) on, under, in, adjacent to (but only to the actual knowledge of each member of the Granite Group), or about any of the real property or equipment owned, leased, occupied, controlled or used by WWMT or WLAJ during Seller's ownership of WWMT or Granite's or WLAJ, Inc.'s operation of WLAJ in material violation of any applicable law, rule, regulation, order or permit, no member of the Granite Group has actual knowledge of any such storage, generation, manufacture, refinement, transportation, production, treatment or disposal of Hazardous Materials prior to Seller's ownership of WWMT or Granite's or WLAJ's operation of WLAJ.

   4.16.3 USTs. Except as described on Schedule 4.16.3, to the knowledge of each member of the Granite Group, no underground storage tanks, as defined in Section 6991(l) of RCRA or applicable state law, exist on, under, in or about any of the real property owned, leased, occupied or used by WWMT or WLAJ.

   4.16.4 Claims. Except as set forth on Schedule 4.16.4, to the knowledge of each member of the Granite Group, there has been no release (as defined under Section 101(22) of CERCLA) of any Hazardous Materials on, under, in, adjacent to (but only as to the actual knowledge of each member of the Granite Group), or about any of the real property owned, leased, occupied, controlled or used by WWMT or WLAJ during Granite's, WLAJ, Inc.'s or Seller's ownership or operation of WWMT or WLAJ that could create any Environmental Conditions which could give rise to any Claims, and no member of the Granite Group has actual knowledge of any such release prior to Granite's, WLAJ, Inc.'s or Seller's ownership or operation of WWMT or WLAJ.

   4.16.5    Hazardous Materials.  Except as set forth on Schedule 4.16.2:
(a) to the knowledge of each member of the Granite Group, there are no Hazardous Materials on, under, in, adjacent to (but only as to the actual knowledge of each member of the Granite Group), or about any of the real property or equipment owned, leased, occupied, controlled or used by Seller, WLAJ or Granite in their operation of WLAJ or WWMT in material violation of Environmental Laws; and (b) no member of the Granite Group is aware of any pending or threatened investigation, litigation or proceedings before any government agency or instrumentality in which any Person or entity has alleged the release or threat of release of Hazardous Materials at, under, in, adjacent to (but only as to the actual knowledge of each member of the Granite Group), or about any of the real property or equipment owned, leased, occupied, controlled or used by Seller, WLAJ, Inc. or Granite in their operation of WLAJ or WWMT, or the unlawful generation, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials thereat or any personal injury arising therefrom.

   4.16.6 Relevant Property. For purposes of this Section 4.16, real property or equipment owned, leased, occupied, controlled or used by WWMT or WLAJ shall include real property and equipment owned, leased, occupied, controlled or used by WWMT or WLAJ and all real property and equipment formerly owned by WWMT or

WLAJ, if any, at the time such property was owned, leased, occupied, controlled or used by Seller, WLAJ, Inc. or Granite.

   4.17 Miscellaneous. No representation or warranty made by any member of the Granite Group in this Agreement contains any untrue statement of a material fact or knowingly omits or fails to state any material fact or information necessary to make such representation or warranty, in light of the circumstances under which it is made, not materially misleading.

   5. Representations and Warranties of Buyer. Buyer represents and warrants to Granite and Seller that:

   5.1 Organization and Standing. Buyer: (a) is a corporation duly organized, validly existing and in good standing under the law of the State of California; (b) has full corporate power and authority to own its properties and to transact the business in which it is currently engaged and to perform the obligations required to be performed by it hereunder and to consummate the transactions contemplated hereby; and (c) is duly qualified to do business and in good standing as a foreign corporation in every jurisdiction in which the nature of the business to be conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect Buyer or the transactions contemplated hereby.

   5.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its term except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

   5.3 No Contravention. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Buyer does not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with or violate any provisions of the Certificate of Incorporation of Bylaws of Buyer; (b) result in the breach of, conflict with, require any consent under, or constitute a default under, the provisions of any agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound or affected; or (c) violate or conflict with any material laws, regulations, orders or judgments applicable to Buyer or its assets.

   5.4 Litigation. Except for administrative rulemaking or other proceedings of general applicability to the broadcast industry, there is no civil, criminal or administrative action, notice of apparent violation, notice of apparent liability, suit, demand, claim, complaint, hearing, litigation, action, proceeding or investigation of any nature pending or, to Buyer's actual knowledge, threatened against or affecting it that would affect its ability to consummate the transactions contemplated in this Agreement.

   5.5 Absence of Knowledge as to Certain Facts. Buyer has no knowledge of any fact that would, under existing law (including the Communications Act) and existing rules, regulations and practices of the FCC, disqualify Buyer as an assignee of the WWMT Licenses, the WLAJ Licenses or the WLAJ Documents, or as owner and operator of WWMT or an operator of WLAJ under the Time Brokerage Agreement. Buyer will not take any action that it knows or has reason to know would cause such disqualification and Buyer will not fail to take any action if it knows or has reason to know that the failure to take such action would cause such disqualification.

   5.6 Miscellaneous. No representation or warranty made by Buyer in this Agreement contains any untrue statement of a material fact or knowingly omits or fails to state any material fact or information necessary to make such representation or warranty, in light of the circumstances under which it is made, not materially misleading.

   6.   Conduct of Business.

   6.1 Conduct of Business to Closing. Seller, WLAJ, Inc. and Granite covenant and agree, with respect to WWMT and WLAJ, that pending the Closing, except with the prior written consent of Buyer (which shall not, in the case of Section 6.1.4 hereof, be unreasonably withheld or delayed):

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

   6.1.1 Conduct of Business. Subject to the provisions of this Agreement, Seller, WLAJ, Inc. and Granite shall conduct the business and operations of WWMT and WLAJ under the Time Brokerage Agreement in the normal and ordinary course of business in substantially the same manner as heretofore conducted and shall use all reasonable efforts consistent with normal business practices to preserve and promote such business and operations and to avoid any act which might have a material adverse effect upon the value of WWMT or WLAJ as going concerns, taken as a whole, or upon the Broadcasting Assets, taken as a whole. Granite, WLAJ, Inc. and Seller shall confer and consult with Buyer prior to making any programming schedule changes.

   6.1.2 Assets. Consistent with normal business practices, Seller, WLAJ, Inc. and Granite shall maintain the Granite Broadcasting Assets and the WLAJ Lansing Assets (to the extent any one of them operate, control or maintain the WLAJ Lansing Assets)in the condition specified in Section 4.5 hereof, ordinary wear and tear excepted in the case of the good operating condition and repair condition.

   6.1.3 Inventory. Seller, WLAJ, Inc. and Granite shall maintain their respective inventory levels (including office supplies, spare parts, tubes, equipment and the like) at levels consistent with its normal and ordinary course of operation of WWMT and WLAJ (under the Time Brokerage Agreement).

   6.1.4 Employee Compensation and Benefits. Neither Seller, WLAJ, Inc. nor Granite shall materially increase

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


the compensation, expense allowance or other benefits (including any severance benefits) payable or to become payable to any employee or agent of Seller, WLAJ, Inc. or WWMT or any WLAJ Employee or pay or arrange to pay any bonus payment to any such employee unless disclosed on Schedule 6.1.4 or Item 2 of Schedule F, except in conformance with existing normal patterns of adjustment and in light of prevailing inflationary trends with respect to Seller, WLAJ, Inc., Granite or WWMT. Granite, WLAJ, Inc. and Seller shall confer and consult with Buyer prior to making any changes in key personnel at the Stations or changes in talent scheduling.

   6.1.5 Organization, Etc. Except as set forth on Schedule 6.1.5, consistent with normal business practices, Seller, WLAJ, Inc. and Granite shall use their respective commercially reasonable efforts to: (a) preserve intact the business organizations of WWMT and WLAJ in all material respects;
(b) keep available to WWMT the services of Seller's present employees, keep available to WLAJ all of the WLAJ Employees and make available for employment by Buyer all present WLAJ Employees and employees on the payroll of Seller, WLAJ, Inc. or WWMT; and (c) preserve for WWMT and WLAJ the existing relationships with suppliers, customers and their agencies and others having business with WWMT and WLAJ.

   6.1.6 Insurance. Seller, WLAJ, Inc. and Granite shall cause to be maintained in effect until the Closing their existing property damage, liability and other insurance with respect to the Granite Broadcasting Assets and the WLAJ Lansing Assets (to the extent such insurance on the WLAJ Lansing Assets is maintained under the Time Brokerage Agreement), the list of the policies governing which are set forth on Schedule 6.1.6.

   6.1.7 Transfer of Broadcasting Assets. No member of the Granite Group shall sell, assign, lease or otherwise transfer or dispose of any of the Broadcasting Assets, except where such disposition is in the ordinary course of business or the assets involved are either: (a) no longer used or useful; or (b) replaced with a substantially equivalent asset of substantially equivalent kind, condition and value.

   6.1.8 Financial Statements; Pacing Reports. Granite shall furnish to Buyer as soon as available, but in no event later than thirty (30) days after the end of each calendar month: (a) an unaudited profit and loss statement of each of WWMT and WLAJ for such month and for the period of its fiscal year ended at the end of such period; and (b) an unaudited balance sheet of WWMT and WLAJ as of the end of such month. The financial statements to be delivered by Granite hereunder shall be certified by a responsible financial officer of Granite as complying with the requirements set forth in Section
4.10 and shall be prepared on a comparative basis with the preceding fiscal year or corresponding period thereof. In addition to the statements delivered to Buyer pursuant to this Section 6.1.8, Granite shall deliver to Buyer on a weekly basis sales tracking reports for the applicable fiscal period, which shall be certified as to the accuracy thereof by a responsible manager of Granite or Seller and shall be correct in all material respects.

   6.1.9 Encumbrances. No member of the Granite Group shall create, assume or permit to exist any Encumbrance (other than Permitted Encumbrances) affecting any of the Broadcasting Assets (or their replacements).

   6.1.10 Litigation. Granite shall notify Buyer of any litigation (a) pending or, to the actual knowledge of any member of the Granite Group, threatened, against WWMT, any member of the Granite Group or the Granite Broadcasting Assets or, to each of their actual knowledge, pending or threatened against WLAJ or Lansing (with respect to WLAJ) or (b) which challenges the transactions contemplated hereby and of any material damage to or destruction of the Broadcasting Assets.

   6.1.11 Agreements. Each member of the Granite Group shall perform all material obligations (including, without limitation, all payment obligations) required to be performed by them under all agreements, leases, contracts and commitments binding upon them with respect to WWMT or WLAJ or to which WWMT, WLAJ or the Broadcasting Assets are subject, including, without limitation the WLAJ Purchase Agreement and the Time Brokerage Agreement, and shall not amend or terminate, or waive or fail to enforce any material right under (i) any Contract or series of related Contracts involving payments of over $50,000 or (ii) the WLAJ Purchase Agreement or the Time Brokerage Agreement, or enter into any new agreements or arrangements or series of related contracts or agreements involving payments of over $50,000 in the aggregate, which might be binding on or affect the Broadcasting Assets, WWMT, WLAJ or Buyer; provided, however, that Granite or Seller shall be permitted to enter into new programming contracts after consultation with Buyer with respect thereto. No member of the Granite Group shall enter into any new collective bargaining or employment agreement (other than an employment agreement terminable at will) or other Employee Plan or any amendment, extension or other modification of any existing employment agreement or Employee Plan affecting the employees of Seller, WLAJ, Inc. or WWMT or the WLAJ Employees.

               6.1.12 Consents and Approvals. Each member of the Granite Group will, prior to the Closing Date, use commercially reasonable efforts to obtain or cause to be obtained consents to the assignment to Buyer of all leases, contracts and agreements which require the consent of any third party by reason of the transactions provided for in this Agreement. Each party shall cooperate with the other to obtain any such consents or approvals.

               6.1.13 Network Affiliation Agreements. Each member of the Granite Group shall use commercially reasonable efforts to: (a) maintain in full force and effect its current television Network affiliation agreement with CBS, Inc. ("CBS") applicable to WWMT (the "CBS Affiliation Agreement");
(b) promptly notify CBS of the application filed with the FCC for consent to the assignment of the WWMT Licenses; and (c) cooperate with Buyer

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

to obtain, as soon as practicable, the consent of CBS to the assignment of the CBS Affiliation Agreement to Buyer at the Closing. Each member of the Granite Group shall use commercially reasonable efforts to: (a) maintain in full force and effect its current television Network affiliation agreement with American Broadcasting Company ("ABC") applicable to WLAJ (the "ABC Affiliation Agreement"); (b) promptly notify ABC of the application filed with the FCC for consent to the assignment of the WLAJ Licenses; and (c) cooperate with Buyer in Buyer's efforts to obtain, as soon as practicable, the consent of ABC to the assignment of the ABC Affiliation Agreement to Buyer at the closing.

               6.1.14 Licenses. No member of the Granite Group shall, by any act or omission to act within their reasonable knowledge and power: (a) surrender, modify, adversely affect or forfeit any of the Station Licenses; or (b) cause the FCC to institute any proceedings for the cancellation, non-renewal or modification of any of the Station Licenses.

          6.2 Offers to Purchase. No member of the Granite Group, nor any of their respective officers, directors, employees, agents, representatives or Affiliates shall, either directly or indirectly, entertain or conduct discussions or negotiations with any Person with respect to any offer or proposal for the purchase or sale of any material portion of the Broadcasting Assets or any interests of Seller, WWMT License, Inc., WLAJ, Inc., WWMT, Lansing or WLAJ, or with respect to any merger, acquisition, combination,

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

consolidation or similar transaction involving Seller, WWMT License, Inc., WLAJ, Inc., WWMT, or WLAJ or any material portion of the Broadcasting Assets, or enter into any agreement or transaction relating to any of the foregoing.

          6.3 No Breach of Representations and Warranties. No member of the Granite Group nor any of their Affiliates shall take any action or pursue any other course of conduct, or fail to take any action, that would cause any of the representations and warranties made by the members of the Granite Group in this Agreement (or any document delivered in connection herewith) to be materially untrue, incorrect or inaccurate.

          6.4  Employee Notification Requirements.

               6.4.1 Notice. Seller shall provide timely notice to employees of Seller and WWMT and to the WLAJ Employees pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2102-09, if applicable, and any similar provision of applicable state law. Seller also shall provide to the collective bargaining representatives, if any, of the employees of Seller, WWMT and the WLAJ Employees such notice as may be required for decision or effects bargaining under the National Labor Relations Act, 29 U.S.C. Section 151 et seq.

               6.4.2 Organizing Activity. Granite shall promptly notify Buyer of any activity by any labor organization at WWMT or relating to the WLAJ Employees or any activity by any labor organization directed at organizing the employees or any

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

group of employees of Seller or WWMT or the WLAJ Employees or any groups thereof.

          6.5 Access and Information. Each member of the Granite Group covenants and agrees that, pending the Closing, each member of the Granite Group shall give Buyer and its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives reasonable access, at Buyer's risk and expense, during normal business hours throughout the period prior to the Closing Date or the earlier termination of this Agreement, to all of WLAJ's (to the extent in their possession), WWMT's, WWMT License, Inc.'s, WLAJ, Inc.'s, Seller's and Granite's (to the extent relating to its operation of WLAJ under the Time Brokerage Agreement) books, records (including all employee files), agreements, reports, and other documents and all of the Broadcasting Assets to be acquired hereunder and shall furnish Buyer, its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives during such period with copies of all information concerning the affairs of Seller, WLAJ, Inc., WWMT License, Inc., Granite (to the extent relating to its operation of WLAJ under the Time Brokerage Agreement, ownership or control of Seller, WWMT License, Inc., WLAJ, Inc. or the Broadcasting Assets, or employment of the WLAJ Employees) and WWMT as they may reasonably request in order to enable Buyer to make such examinations and investigations thereof as it shall deem necessary, including, without limitation, all contracts, agreements, and leases pertaining to the business and

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

operations of WWMT or otherwise included in the Broadcasting Assets and any amendments, renewals or other modifications thereof, and each member of the Granite Group will make appropriate officers, employees, attorneys, agents and accountants available to discuss with Buyer and its representatives such aspects of the business and operations of WLAJ (under the Time Brokerage Agreement) and WWMT as Buyer may reasonably require (it being understood that the foregoing shall include such access as Buyer may reasonably require to the management of Granite to enable Buyer to obtain information about the employees of WWMT or the WLAJ Employees that Buyer will employ after it acquires the Granite Broadcasting Assets); provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of Seller, WWMT or WLAJ.

          6.6 Title Information. Within forty-five (45) days after the date hereof, Granite shall obtain, at its expense, and deliver to Buyer the following:

               6.6.1 Title Commitment. With respect to each parcel of real estate set forth in Schedule A-1 and Schedule A-2 and each parcel of real estate owned or leased by Seller, Granite or Lansing with respect to WLAJ (a) a commitment of a title company reasonably satisfactory to Buyer to issue an owner's or lessee's, as applicable, title insurance policy on a form promulgated by the State Board of Insurance of Michigan, and if

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

more than one form is available, on a form reasonably satisfactory to Buyer, (with such endorsements as Buyer shall reasonably require) insuring the fee simple title of Buyer in such real estate (or in the case of leased real property, Buyer's leasehold interest therein) in an amount reasonably agreed to by Buyer and Granite, free and clear of all Encumbrances other than Permitted Encumbrances and (b) such affidavits, certificates, tax forms and indemnities as are required by the title insurance company.

               6.6.2 Survey. As-built surveys in form and content reasonably satisfactory to Buyer, meeting ALTA standards and certified by a duly licensed and registered land surveyor in the State of Michigan (reasonably satisfactory to Buyer) of the real estate covered by the title insurance commitments deliverable under Section 6.6.1 hereof containing a certification reasonably satisfactory to the parties and made in accordance with, and satisfying, the requirements of such certification.

          6.7  Buyer's Covenants.  Buyer covenants and agrees that prior to
Closing:

               6.7.1 Litigation. Buyer shall notify Granite of any litigation pending or, to its actual knowledge threatened against or affecting Buyer or which challenges or seeks any damages or other payments in connection with the transactions contemplated hereby.

               6.7.2 No Breach of Representations and Warranties. Neither Buyer, nor any of its officers, directors,

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

employees, agents representatives of Affiliates shall take any action or pursue any other course of conduct, or fail to take any action, that would cause any of the representations and warranties made by Buyer in this Agreement (or any document delivered in connection herewith) to be materially untrue, incorrect or inaccurate.

     7.   Conditions Precedent to the Obligations of the Parties.

          7.1 Conditions Precedent to the Obligation of Buyer. The obligations of the Buyer under this Agreement are subject, at the Buyer's option, to the satisfaction on or prior to the Closing Date of each of the following express conditions precedent:

               7.1.1     FCC Consent.  The conditions specified in Section
3.2 hereof shall have been met.

               7.1.2 Accuracy of Representations and Warranties. All representations and warranties of the members of the Granite Group contained in this Agreement (and in any document delivered in connection herewith) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time (without regard to any "materiality" limiting or qualifying language stated therein).

               7.1.3 Compliance with Agreement. Each member of the Granite Group shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

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

               7.1.4     No Obstructive Proceeding.

                         (a)  No Litigation.  No action, suit, investigation,
or proceeding shall have been instituted or be pending against or affecting any of the parties to this Agreement or Lansing or any of their respective Affiliates before any Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, which may reasonably be expected to result in a preliminary or permanent injunction against consummating the transactions contemplated hereby or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions, or the recovery against Buyer of substantial damages or otherwise have a material adverse effect on Buyer or the business or operations of WWMT and WLAJ in the aggregate taken as a whole;

                         (b)  No Governmental Intervention.  None of the
parties to this Agreement or their Affiliates shall have received written notice from any Governmental Authority of: (i) its intention to institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated, or commence any investigation into the consummation of this Agreement or the transactions contemplated hereby; or (ii) the actual commencement of such an investigation; provided, that, subject to the provisions of Section 3.2 hereof, in the event such a notice of

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

intention is received or such an investigation is commenced, this Agreement may not be terminated by any of the parties for a period of thirty (30) days from the earlier of the date such notice of intention is first received by any party to this Agreement or notice of commencement of such an investigation is first received by any party hereto (but consummation hereof shall be delayed during such period), but may be terminated thereafter by any party to this Agreement if, in the reasonable opinion of such party there is a reasonable probability that such an investigation will result in an action or proceeding of the type described in Section 7.1.4(a).

                         (c)  No Order.  No order, decree or judgment of any
Governmental Authority shall be subsisting against any of the parties which would render it unlawful or materially restrain or limit Buyer's ability, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof or to operate WWMT as presently being conducted.

               7.1.5 Adverse Change. No loss, destruction, impairment, confiscation or condemnation of any of the Broadcasting Assets shall have occurred by reason of fire, explosion, disaster, flood, accident, riot, insurrection, war, act of God or other occurrence which individually or in the aggregate has a materially adverse effect on the business, operations or condition, financial or otherwise, of WWMT and WLAJ, in the aggregate taken as a whole. In addition, since December 31, 1997, there shall have been no material adverse change in the business,

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

operations or condition, financial or otherwise, of WWMT or WLAJ, taken as a whole.

               7.1.6 Consents. The members of the Granite Group shall have obtained and delivered to Buyer all consents, approvals, and permits necessary for the consummation of transactions contemplated hereby set forth on Schedule 7.1.6 hereto, including, without limitation, (i) the agreements of CBS and ABC, respectively, that the CBS Affiliation Agreement and the ABC Affiliation Agreement may be assigned to Buyer upon closing of the purchase by Buyer of the Granite Broadcasting Assets and the WLAJ Lansing Assets, respectively; and (ii) the consents of all lessors of all tower and antennae site leases for the assignment of such leases to Buyer.

               7.1.7 Officers' Certificates. Granite shall have delivered to Buyer a certificate signed by its Chairman, President, Vice President, Secretary or Treasurer dated the Closing Date to the effect that the conditions set forth in Sections 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.12, 7.1.14 and 7.1.17 have been satisfied.

               7.1.8 Authorization. Buyer shall have received certified copies of all the respective actions taken by each member of the Granite Group authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

               7.1.9 Opinions of Counsel. Buyer shall have received the written opinion of Akin, Gump, Strauss, Hauer &

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


Feld, L.L.P., counsel for the members of the Granite Group, dated the Closing Date, in the form reasonably satisfactory to Buyer. In rendering their respective opinions, such counsel may rely, to the extent appropriate, as to matters of fact, upon statements and certificates of officers of the members of the Granite Group, as the case may be, and upon opinions attached to their opinion from local or special counsel with respect to matters appropriately covered by such local or special counsel opinions.

               7.1.10 Certifications. Granite shall have delivered to Buyer a schedule showing in all material respects all Contracts or agreements or amendments, renewals or other modifications thereof (other than those which would not be subject to disclosure pursuant to Section 4.7 hereof) that any member of the Granite Group has entered into with respect to WWMT or WLAJ after the date of this Agreement and which are to be assigned to Buyer hereunder.

               7.1.11 HSRA Waiting Period. The applicable waiting period(s) under HSRA with respect to the transactions contemplated by this Agreement shall have expired.

               7.1.12 Copies of Documents. The members of the Granite Group shall have delivered to Buyer copies of all documents required to be delivered pursuant to the Agreement, including but not limited to, all Contracts listed in the schedule delivered pursuant to Section 7.1.10 hereof.

               7.1.13 FIRPTA Affidavits. At the Closing, each member of the Granite Group shall execute and deliver to Buyer affidavits pursuant to Section 1445(b)(2) of the Code in the form set forth in Treas. Reg. Section 1.1445-2(b)(2)(iii)(B), and Buyer agrees that, except as otherwise provided in Section 1445(b)(7) of the Code and the regulations promulgated thereunder, upon the execution and delivery of such affidavits to Buyer, and in reliance thereon, no deduction shall be made or claimed against the Purchase Price by reason of the requirements of Sections 897 and 1445 of the Code.

               7.1.14 Film Contracts. Granite shall have satisfied in full any and all payment and other obligations under all film and other programming contracts included in the Granite Broadcasting Assets to which it or Seller is a party or to which it or any other member of the Granite Group is bound, that have become or are due and payable at or prior to the Closing.

               7.1.15    Title Insurance Policies.
                         (a)  Title Insurance Policies.  At the Closing, at
Granite's expense, Granite shall have delivered to Buyer owner's or lessee's title insurance policies, dated the Closing Date on forms promulgated by the State Board of Insurance of Michigan (or if more than one form is available, on a form reasonably satisfactory to Buyer) covering the real estate covered by the commitments referred to in Section 6.6.1 hereof, issued by the title insurance company which issued such commitments insuring the fee simple title of Buyer in the real estate (or, in the case of leased real property, Buyer's leasehold interest therein) in an amount reasonably agreed to by Buyer and Granite, free and clear of all Encumbrances, other than Permitted Encumbrances (excluding Permitted Encumbrances included in clause (v) of the definition of Permitted Encumbrances) and containing such endorsements as Buyer shall reasonably require (collectively, "Title Policies").

                         (b)  Survey.  At least twenty (20) business days
prior to the Closing, at Granite's expense, Seller shall have delivered to Buyer the surveys required by Section 6.6.2 recertified to a date within 120 days of the Closing.

               7.1.16 Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of such documents as Buyer or its counsel, as the case may be, may reasonably request in connection with said transactions.

               7.1.17 Removal of Encumbrances. All Encumbrances of any kind and nature shall have been removed from the Granite Broadcasting Assets, other than Permitted Encumbrances. For purposes of this Section 7.1.17, the definition of Permitted Encumbrances shall not include clause (v) thereof.

               7.1.18 Continued Affiliation. Seller shall have been affiliated with CBS, and Lansing shall have been affiliated with ABC, at all times from the date hereof up to and including the Closing Date.

               7.1.19 Delivery of Instruments of Conveyance and Transfer. Buyer shall have received the instruments and other documents (in form and substance reasonably satisfactory to its counsel) required to be delivered to it pursuant to Section 8 hereof.

               7.1.20 Tower and Antennae Surveys and Inspections. Buyer shall have obtained at its own cost and expense such inspections and surveys of transmission towers and antennae owned, used or leased by Granite, WLAJ, Inc., Seller, WWMT License, Inc. in connection with the operations of WWMT and WLAJ, and the results of such inspections and surveys shall be reasonably satisfactory to Buyer. Notwithstanding anything to the contrary contained herein, this condition shall expire on the thirtieth day after the date hereof.

               7.1.21 Environmental Reports. Buyer shall have obtained the Environmental Assessment Report and any Follow-On Investigations, as described in Section 16 hereof, and the results of such reports and investigations shall be reasonably satisfactory to Buyer. Notwithstanding anything to the contrary contained herein, this condition as to the Environmental Assessment Report shall expire on the thirtieth day after the date hereof, and as to the Follow-On Investigations, the thirtieth day after the date the Environmental Assessment Report is delivered. Each member of the Granite Group acknowledges that the disclosure of the environmental reports delivered by the Granite Group as of the date hereof and included in the Schedules hereto do not eliminate as to matters disclosed in such reports the condition that the Environmental Assessment Reports and any Follow-On Investigations be reasonably satisfactory to Buyer.

          7.2 Conditions to Obligations of Granite Group. The obligations of the members of the Granite Group under this Agreement are subject, at Granite's option, to the satisfaction on or prior to the Closing of each of the following express conditions precedent:

               7.2.1     FCC Consent.  The conditions specified in Section
3.2 hereof shall have been met.

               7.2.2 Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement (and any document delivered in connection herewith) shall be true and complete in all material respects at and as of the Closing Date (without regard to any "materiality" limiting or qualifying language stated therein).

               7.2.3 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

               7.2.4 Delivery of Instruments of Assumption. Buyer shall have delivered to the members of the Granite Group, in accordance with
Section 2.4 hereof (in form and substance reasonably satisfactory to Granite's counsel), instruments whereby Buyer assumes and agrees to perform the Assumed Obligations.

               7.2.5     No Obstructive Proceeding.

                         (a)  No Litigation.  No action, suit, investigation,
or proceeding shall be pending against any of the parties to this Agreement or any of their Affiliates before any court or any other Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, which may reasonably be expected to result in a preliminary or permanent injunction against consummating the transactions contemplated hereby or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions, or the recovery against Granite or Seller of substantial damages or otherwise have a material adverse effect on Granite, WLAJ, Inc. or Seller, taken as a whole.

                         (b)  No Governmental Intervention.  None of the
parties to this Agreement or their Affiliates shall have received written notice from any Governmental Authority of: (i) its intention to institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated, or commence any investigation into the consummation of this Agreement and the transactions contemplated hereby; or (ii) the actual commencement of such an investigation; provided, that, subject to the provisions of Section 3.2 hereof, in the event such a notice of intention is received or such an investigation is commenced, this Agreement may not be terminated by any of the parties for a period

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of thirty (30) days from the earlier of the date such notice of intention is first received by any party to this Agreement or notice of commencement of such an investigation is first received by any party hereto (but consummation hereof shall be delayed during such period), but may be terminated thereafter by any party to this Agreement if, in the reasonable opinion of such party there is a reasonable probability that such an investigation will result in an action or proceeding of the type described in Section 7.2.5(a).

                         (c)  No Order.  No order, decree or judgment of any
Governmental Authority shall be subsisting against any of the parties which would render it unlawful or materially restrain or limit a member of the Granite Group's ability, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof.

               7.2.6 Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Granite and its counsel, and Granite and its counsel shall have received copies of such documents as Granite or its counsel, as the case may be, may reasonably request in connection with said transactions.

               7.2.7 Opinion of Counsel. The Granite Group shall have received the written opinion of each of Glenn E. Fuller, counsel for Buyer and Latham & Watkins, FCC counsel to

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Buyer, dated the Closing Date, in the form reasonably satisfactory to
Granite. In rendering its respective opinion, such counsel may rely, to the extent appropriate, as to matters of fact, upon statements and certificates of officers of Buyer, and upon opinions attached to their opinion from local or special counsel with respect to matters appropriately covered by such local or special counsel opinions.

               7.2.8 HSRA Waiting Period. The applicable waiting period(s) under HSRA with respect to the transactions contemplated by this Agreement shall have expired.

               7.2.9 WLAJ Documents. If the closing of the transactions contemplated by the WLAJ Documents has not occurred prior to the Closing, Granite and its Affiliates shall have been released from all of, and have no further obligations or Liabilities under or with respect to, the WLAJ Documents.

               7.2.10 Authorizations. Seller shall have received certified copies of all of the actions taken by Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

     8.   Instruments of Conveyance and Transfer.

          8.1 Instruments of Conveyance and Transfer of Real Property. At the Closing, to effect the transfers, conveyances or assignments from Seller, WLAJ, Inc., WWMT License, Inc. and Granite to Buyer, the applicable member of the Granite Group shall

                                        85

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deliver to Buyer, in form and substance reasonably satisfactory to Buyer the following:

               8.1.1     Real Property.

                         (a)  Deeds, certificates, assignments and other
instruments of transfer assigning, transferring and conveying to Buyer marketable fee simple and insurable title (at normal rates) to all of the owned real property included in the Granite Broadcasting Assets;

                         (b)  Certificates, assignments and other necessary
instruments in form reasonably satisfactory to Buyer, assigning to Buyer all right, title and interest of the applicable member of the Granite Group in and under all leases and all leasehold and option interests included in the Granite Broadcasting Assets; and

                         (c)  Such other instruments or documents as Buyer
may reasonably request or as may be reasonably required by its title insurers in connection with the transfer to Buyer of the real property to be transferred hereunder, all of said transfers or assignments pursuant to clause (a) or (b) above, being free and clear of all Encumbrances of any kind except Permitted Encumbrances.

          8.2 Instruments of Conveyance and Transfer of Personal Property. At the Closing, to effect the transfers, conveyances and assignments from Seller, WWMT License, Inc., WLAJ, Inc. and Granite to Buyer, the applicable member of the Granite Group shall deliver to Buyer the following bills of sale, certificates,

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assignments and other instruments of transfer assigning, transferring and conveying to Buyer marketable title to all of the personal property included in the Granite Broadcasting Assets, free and clear of all Encumbrances of any kind other than Permitted Encumbrances, all in form reasonably satisfactory to counsel for Buyer, and dated the Closing Date:

               8.2.1 Assignment of Leases. Assignments of all leases and leasehold interests in personal property included in the Granite Broadcasting Assets, including all rights under the lease agreements referred to in Schedule B-1 and B-2 hereto;

               8.2.2 Bills of Sale. Bills of sale for all tangible personal property included in the Granite Broadcasting Assets;

               8.2.3 Assignments of Licenses. Assignments of the WWMT Licenses and all other authorizations for WWMT and, if the closing of the transactions contemplated by the WLAJ Documents has occurred prior to the Closing in sufficient time to obtain a Final Order for the assignment of the WLAJ Licenses, assignments of the WLAJ Licenses and all other authorizations for WLAJ;

               8.2.4 Assignments of Contracts. Assignments of all contracts and other intangible assets included in the Granite Broadcasting Assets to be transferred pursuant to this Agreement; and

               8.2.5 Other Documents. Such other instruments or documents as Buyer may reasonably request in connection with the transfer to it of the personal property to be transferred, not

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inconsistent with the obligations of Granite or Seller under this Agreement.

     9.   Employees.

          9.1 Buyer to Hire. On the Closing Date, Buyer shall offer employment to all persons who are employees of WWMT and all WLAJ Employees (collectively, "Business Employees"), who are in active full or part-time employment with WWMT or WLAJ on such date (other than those on long-term disability) at such cash compensation and with such benefits as are comparable to those received by other employees of Buyer (other than those employees with employment contracts set forth on Schedule C-1 or C-2, as to which the base compensation shall be as set forth in such employment contracts for the remainder of the term of such contracts); provided, that, except as otherwise provided herein or in the employment contracts set forth on Schedule C-1 or C-2 and assumed by Buyer pursuant to Section 2.4 hereof, nothing herein shall require Buyer to continue the employment of any such person for any period of time thereafter or to maintain any particular type or level of employee benefits. Periods of employment with Seller or Granite (or their predecessors, including, without limitation, any current or former Affiliate of Granite) shall be taken into account for purposes of determining, as applicable, eligibility for participation, eligibility for early retirement and subsidies and vesting of any Business Employee under any of Buyer's employee benefit plans, policies, practices or arrangements, but no credit for past service for benefits shall be recognized; provided, however, that Buyer shall not be required to take into account periods of employment with predecessors of Granite or Seller unless Granite or Seller granted such credit at the time the employees were transferred to Seller or Granite from such predecessors.

          9.2 Cooperation. Granite and Seller shall cooperate with Buyer's attempts to obtain information relating to Granite's and Seller's employees, including making available to Buyer employees' personnel files and performance evaluations. Granite and Seller will make all reasonable efforts to assist Buyer in making a smooth transition after Closing.

          9.3 No Liability for Employee Plans. Buyer is not assuming any Station Plan or any Liabilities with respect thereto. Nothing herein shall obligate or be deemed to obligate Buyer to create, adopt or maintain any employment agreement or Station Plan, except to the extent of its obligations as to assumed employment contracts. Notwithstanding the forgoing, Buyer's welfare plans for Business Employees hired by Buyer at Closing shall provide adequate coverage as of the Closing, such that neither Granite nor any of its Affiliates shall have any liability under Section 4980B of the Code with respect to such employees. Granite shall be solely liable and responsible for providing continuation coverage under Code Section 4980B and Part 6 of Title I of ERISA with respect to any qualifying event that occurs on or prior to the date hereof, including any continuation coverage requirements that arise as a result of the failure of an employee to accept employment offered pursuant to Section 9.1 above. Any expenses and benefits with respect to medical claims incurred by any current or former employees of WWMT or the WLAJ Employees or their covered dependents on or before the date hereof shall be the responsibility of Granite.

          9.4 Indemnity. The members of the Granite Group shall, jointly and severally, indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and Liabilities (including costs of collection, attorney's fees and other costs of defense) arising out of or otherwise in respect of: (a) Seller's or Granite's termination of any employee or any claim by an employee for wrongful assignment of any employment agreement to Buyer; (b) any claim made for severance pay arising in connection with any of Granite's or Seller's employment or termination of any current or former employee of Granite or Seller or any claim by an employee for wrongful assignment of any employment agreements to Buyer; (c) benefits or claims incurred on or after the date hereof by any current or former employees under, or in connection with, any Employee Plan, program or arrangement maintained or contributed to by Seller or Granite; and (d) claims or Liabilities arising by reason of or relating to any failure of Seller or Granite to comply with Code Section 4980B or Part 6 of Title I of ERISA.

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

     10.  Risk of Loss; Failure of Broadcast Transmission.

          10.1 Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation of the Granite Broadcasting Assets and the Station Licenses or any part thereof from fire or any other casualty or cause shall be borne by Granite and Seller at all times prior to the Closing. In any such event, the proceeds of or any claim for any loss payable under any insurance policy, claim, judgment or award with respect thereto (collectively, the "Proceeds") shall be paid to Granite or Seller, which shall substantially repair, replace or restore any such Granite Broadcasting Assets as soon as possible after its loss, impairment, confiscation or condemnation; provided, however, that, if Granite reasonably concludes that the Proceeds plus any deductible amounts under any applicable insurance policies are inadequate to complete such repair, replacement and restoration, Granite may, unless Buyer accepts payment of such Proceeds and deductible amounts from Seller in lieu of such repair, replacement or restoration, by written notice thereof to Buyer within thirty (30) days of any such occurrence, terminate this Agreement without any continuing obligation either from Buyer, Granite or Seller to the other.

          10.2 Failure of Broadcast Transmission. If any event referred to in Section 10.1 hereof occurs or if any event occurs which prevents broadcast transmission by WWMT or WLAJ in the normal and usual manner and if Seller or Granite cannot restore or replace the Broadcasting Assets so that such condition(s) are

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

cured and normal and usual transmission can be resumed before the Closing Date and Granite has not terminated this Agreement, as permitted by Section
10.1 hereof, the Closing Date shall be postponed, the exact date and time of such postponed Closing to be such date and time within the effective period of the Final Order contemplated under this Agreement as shall be designated by Granite upon five (5) days' written notice to Buyer. In the event that such Broadcasting Assets cannot be restored within the effective period of the Final Order and Seller has not terminated this Agreement, as permitted by
Section 10.1 hereof, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent for a period of an additional sixty (60) days. If such Broadcasting Assets have not been restored or replaced by the Closing Date, as and to the extent postponed pursuant to this Section 10.2, each party hereto shall each have the right, by giving written notice of its election to do so to the other parties, to terminate this Agreement forthwith without any further obligation hereunder. Anything herein contained to the contrary notwithstanding, Buyer may, at its option, proceed to close the transaction forthwith and complete the restoration and replacement of the damaged Broadcasting Assets after the Closing Date, in which event Granite shall pay or otherwise transfer to Buyer any and all proceeds and deductible amounts under applicable insurance policies of the Granite Group.

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


     11. Books and Records. Except for the Excluded Assets, Buyer shall be entitled to all records, including but not limited to Contracts, the WWMT Licenses, the WLAJ Licenses (if transferred to Buyer at the Closing) and all other licenses, permits and authorizations under any applicable law, books of account, technical information and engineering data, programming information, employment records, customer lists and files, advertising records, FCC logs, asset history files, and other lease, documents and correspondence of Granite or Seller relating to their operation of WWMT or WLAJ prior to the Closing Date as shall be reasonably necessary to the maintenance of the business affairs of WWMT and WLAJ after the Closing Date; provided, however, that for a period of six (6) years Buyer shall retain and make available for inspection by Granite, Seller or its representatives for any reasonable purpose all such records, books of account, files, documents and correspondence, and Buyer shall not dispose of, alter or destroy any such materials without giving ninety (90) days' prior written notice to Granite so that Granite may, at its expense, examine, make copies of or take possession of such materials. Within three (3) days after the Closing, the members of the Granite Group shall deliver to Buyer in accordance with Buyer's instructions all documents relating to WWMT and WLAJ (other than Excluded Assets) that are in the possession of any member of the Granite Group or any of their representatives or agents and Seller and Granite may, at their expense, make and keep copies of all or any of such documents.

     12. Possession and Control of WWMT and WLAJ. Notwithstanding any other provision of this Agreement, between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of WWMT or WLAJ, and the conduct of such business operations, including control and supervision of programming, shall be the sole responsibility of, and in the complete discretion and independent and separate control of, Seller and/or Granite. Neither title to WWMT, WLAJ, the Granite Broadcasting Assets nor right to possession thereof shall pass to Buyer until the Closing Date.

     13. Brokers. Buyer represents and warrants to the Granite Group that it has not engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof. Granite represents and warrants to Buyer that no member of the Granite Group has engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof. Each party agrees to indemnify and hold the other harmless from any and all loss, cost, liability, damage and expense (including legal and other expenses incident thereto) in respect of any claim by a broker, finder or consultant for a fee or commission or similar payment by virtue of any alleged agreements, arrangements or understandings with the indemnifying party.

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


     14.  Survival; Indemnification.

          14.1 Survival. The several representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the date of this Agreement and on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect without limitation; provided, however, that any claim with respect to the representations and warranties of: (a) the members of the Granite Group contained in (i) Sections 4.1 (Organization and Standing), 4.2 (Authorization and Binding Obligations), 4.3 (No Contravention; Consents), 4.4 (Title to Assets), 4.5 (Condition of Assets), 4.6 (Licenses and Authorizations), 4.7 (Contracts), 4.8 (Franchises, Trademarks and Trade Names), Section 4.9 (Employee Plans; ERISA), 4.10 (Financial Statements), 4.11 (Litigation; Compliance), 4.12 (Cable Carriage),
4.13 (Labor), 4.14 (Affiliated and Recent Transactions), 4.17 (Miscellaneous) and 13 (Brokers) must be made within twenty-four (24) months from the Closing Date, (ii) Section 4.16 (Environmental Matters) must be made within three (3) years from the Closing Date and (ii) Section 4.15 (Taxes) may be made at any time after the Closing Date (subject to any applicable statutes of limitations); or (b) Buyer contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization and Binding Obligations), 5.3 (No Contravention), 5.4 (Litigation), 5.5 (Absence of Knowledge as to Certain Facts), 5.6 (Miscellaneous) and 13 (Brokers) must be made within twenty-four
(24) months from the Closing Date.  The

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


several covenants and agreements of the parties contained in this Agreement (or in any document delivered in connection herewith) shall remain operative and in full force and effect without any time limitation, except as any such covenant or agreement shall be limited in duration by the express terms hereof. Notwithstanding the foregoing, (i) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this
Section 14.1 will continue to survive if a claim for indemnity shall have been made under this Section 14 on or prior to such termination date, until such claim has been satisfied or otherwise resolved; and (ii) the foregoing limitation periods shall not apply to any claim for breach of representation or warranty based upon intentional misrepresentation.

          14.2 Granite Group Indemnification - Breach. The members of the Granite Group, jointly and severally, agree to indemnify, defend and hold Buyer harmless from and after the Closing from and against any and all loss, cost, Liability, damage and expenses (including reasonable legal and other expenses incident thereto) resulting from breach of the representations, warranties, covenants and agreements of any member of the Granite Group contained in this Agreement; provided, however, that any claim for a breach of a representation or warranty shall have been made prior to the expiration date thereof, if any, set forth in Section 14.1 hereof.

          14.3 Granite Group Indemnification - Liabilities. The members of the Granite Group, jointly and severally, agree to

                                      96

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indemnify, defend and hold Buyer harmless from and after the Closing from and against: (a) any and all Liabilities (other than the Assumed Obligations), losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable legal and other expenses incident thereto), resulting from causes of action or claims of any kind (excluding any and all claims and Liabilities arising or resulting from a breach of any of Buyer's agreements or warranties or from an inaccuracy in any of Buyer's representations hereunder) asserted by unrelated third parties and arising with respect to the operations of WWMT, WLAJ (by Granite or WLAJ, Inc.), Granite, WLAJ, Inc., WWMT License, Inc. or Seller prior to the Closing Date, including any Liabilities arising from any labor or employment actions or claims, where the events giving rise to such actions or claims arose, prior to the Closing Date; (b) all Retained Liabilities and (c) all Taxes of Granite, Seller, WLAJ, Inc. or WWMT License, Inc. that are (i) attributable to periods ending prior to the Closing Date other than Prorated Obligations that are Assumed Liabilities, or (ii) any other Taxes of Granite or its Affiliates not expressly assumed by Buyer under this Agreement. Granite shall be entitled to any net refunds of Taxes (including interest thereon) with respect to the periods ending prior to the Closing Date. Subject to Section
19.2 hereof, any Tax resulting from Granite or Seller's sale of the Granite Broadcasting Assets shall be deemed to be a Tax solely attributable to a pre-Closing period.

          14.4 Buyer's Indemnification. Buyer agrees to indemnify, defend and hold the members of the Granite Group harmless from and after the Closing Date from and against:

               14.4.1 Buyer's Indemnification - Breach. Any and all loss, cost, Liability, damage and expense (including reasonable legal and other expenses incident thereto) resulting from Buyer's breach of any of its representations, warranties, covenants and agreements under this Agreement; provided, however, that any such claim, for breach of a representation or warranty shall have been made prior to the expiration date thereof, if any, set forth in Section 14.1 hereof; and

               14.4.2 Buyer's Indemnification - Liabilities. Any Liabilities (other than Retained Liabilities), and any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable legal and other expenses incident thereto) resulting from causes of action or claims of any kind asserted by unrelated third parties arising with respect to the operations of WWMT (or WLAJ under the Time Brokerage Agreement) or Buyer on or after the Closing Date (excluding any and all such Liabilities arising or resulting from a breach of any of the members of the Granite Group's agreements or covenants or an inaccuracy of any of the members of the Granite Group's representations or warranties hereunder) and any Assumed Obligations.

          14.5 Granite Group's Obligations. Notwithstanding anything to the contrary in Section 14.2 above, no member of the

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Granite Group shall be obligated to make any payments under Section 14.2 above with respect to a breach of a representation or warranty (a) unless the aggregate amounts of all claims made thereunder equals or exceeds $250,000, whereupon Buyer shall be entitled to indemnification for claims in excess of such amount or (b) in excess of $75,000,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to claims for indemnification based upon intentional misrepresentation or with respect to Retained Liabilities.

          14.6 Taxes. The members of the Granite Group, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Broadcasting Assets as is reasonably necessary for the preparation of any return of Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

          14.7 Indemnification Claim. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly give written notice ("Notice of Claim") of such claim or demand to the other party ("Indemnitor"). Indemnitee shall furnish to Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on

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

it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in
Section 14.1 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any Liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

          14.8 Notice of Claim. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 14.7 hereof is a claim or demand asserted by a third party, Indemnitor shall have fifteen business (15) days after the Date of Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to

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participate in the defense of such third party claim or demand, at
Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a potential conflict of interest that would make separate representation inadvisable under generally accepted standards of professional conduct, or where non-monetary relief is being sought against Indemnitee by a third party, then such Indemnitee may elect to defend such third party claim or demand and employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the reasonable fees and disbursements of such counsel; provided, however, that Indemnitee's defense of such action or proceeding shall not limit Indemnitee's right to indemnification under this Section 14 if it is ultimately determined that indemnification is due from Indemnitor. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of

Indemnitor under the agreements of indemnification set forth in this Section
14.

          14.9 Indemnitor's Obligations. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

          14.10 Date of Notice of Claim. The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to
Section 19.5 hereof.

          14.11 Consent of Indemnification. No claim giving rise to a Notice of Claim shall be compromised or settled except with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

          14.12 Subrogation. In the event that any member of the Granite Group makes any payment to Buyer for indemnification for which Buyer could have collected on a claim against a third party (including Lansing under the WLAJ Documents but excluding insurance claims), Granite shall be entitled to pursue claims and conduct litigations on behalf of Buyer and any of its successors, to pursue and collect on any indemnification or other remedy available to Buyer thereunder with respect to such claim and generally to be subrogated to the rights of Buyer.

          14.13 Limitation on Liability. The parties hereto acknowledge and agree that from and after the Closing the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than any claims

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relating to a breach of a covenant or agreement under this Agreement which by its terms contemplates performance after the Closing) shall be made pursuant to the provisions of this Section 14.

     15. Hart-Scott-Rodino Filings. As promptly as practicable after the date of this Agreement, but in no event later than twenty (20) business days, the parties hereto shall make or cause to be made any and all filings which are required under HSRA with respect to the transactions contemplated by this Agreement, the filing fees for which shall be shared equally by Buyer and Granite, and shall cooperate in the taking of all steps that are necessary, proper or desirable to expedite the preparation and filing of such notification and the furnishing of all information required in connection therewith.

     16.  Environmental Assessment.

          16.1 Phase I. Buyer has retained, or will retain, at its expense, an environmental consultant (the "Consultant") to perform a non-invasive Phase I environmental site assessment of the real property listed on Schedules A-1 and A-2 and owned, leased or operated by any member of the Granite Group or Lansing. As soon as practicable after the date hereof, the Consultant will complete its field work and deliver a written report to Buyer, Granite and Seller (the "Environmental Assessment Report").

          16.2 Environmental Condition. If the Environmental Assessment Report concludes that there is information upon which the existence of Environmental Conditions can reasonably be

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inferred, and recommends further investigation, Buyer shall have the option to request the Consultant to perform such further investigation (the "Follow-On Investigation"), which may include sampling and analysis of soils, surface water and ground water at or under the real property listed on Schedules A-1 and A-2 and owned, leased or operated by any member of the Granite Group or Lansing, and the Follow-On Investigation shall be conducted by the Consultant at Buyer's expense and risk. Buyer agrees to restore such real property to substantially the condition that existed prior to the Follow-On Investigation.

          16.3 Granite Group's Obligations. The preparation and existence of the Environmental Assessment Report and the Follow-On Investigation, if any, shall not affect the obligations of the Granite Group hereunder, including without limitation such obligations as this Agreement may impose regarding the accuracy of representations and warranties in Section 4.16 hereof and indemnification under Section 14 hereof.

     17.  Termination.

          17.1 Events of Termination.  This Agreement may be terminated:

               17.1.1 Buyer. Subject to Section 19.1 hereof, by Buyer, if the Closing shall not have occurred on or prior to June 30, 1998 (other than as a result of the failure by Buyer or its Affiliates to comply fully with its obligations under this Agreement);

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

               17.1.2 Granite. Subject to Section 19.1 hereof, by Granite, if the Closing shall not have occurred on or prior to June 30, 1998 (other than as a result of the failure by any member of the Granite Group or their respective Affiliates to comply fully with its obligations under this Agreement);

               17.1.3 Mutual Consent. By mutual consent of Buyer, Granite and Seller;

               17.1.4 By Granite on Breach. Subject to Section 19.1 hereof, by Granite if (a) Buyer is in material breach of this Agreement and
(b) neither Granite nor Seller is then in material breach of this Agreement;

               17.1.5 By Buyer on Breach. Subject to Section 19.1 hereof, by Buyer if (a) a member of the Granite Group is in material breach of this Agreement and (b) Buyer is not then in material breach of this Agreement;

               17.1.6 Granite or Buyer. Subject to Section 19.1 hereof, by Granite or by Buyer if, at or before the Closing, any condition set forth herein for the benefit of the Granite Group or Buyer, respectively, shall not have been timely met and cannot be met on or before the June 30, 1998 and has not been waived;

               17.1.7    Other.  As otherwise provided in this Agreement.

          17.2 Effect of Termination.

               17.2.1 Effect. If this Agreement is validly terminated pursuant to Section 17.1, this Agreement will forthwith

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



become null and void, and there will be no liability or obligation on the part of any party hereto (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in Section 17.2.2 hereof and except that the provisions with respect to expenses in Section 19.2 hereof and confidentiality in Section 19.18 hereof will continue to apply following any such termination.

               17.2.2 Generally. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 17.1 hereof (excluding Section 17.1.3 hereof), the members of the Granite Group will remain liable to Buyer for any willful breach of this Agreement by any member of the Granite Group existing at the time of such termination, and Buyer will remain liable to the Granite Group for any willful breach of this Agreement by Buyer existing at the time of such termination, and the members of the Granite Group, on the one hand or Buyer, on the other hand, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

     18.  Covenant Against Competition; Confidentiality.

          18.1 Non-Competition. Each member of the Granite Group hereby agrees that for a period of three (3) years from and after the Closing, no member of the Granite Group shall, directly or indirectly, including through any Affiliate thereof, in any manner (including without limitation as a coventurer, operator, partner,

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stockholder, advisor or lender) engage in the radio or television station business ("Prohibited Business") within the Grand Rapids-Kalamazoo-Battle Creek, Michigan or the Lansing, Michigan Designated Market Areas as measured by Nielsen Media Research Company, except on behalf of Buyer or through the operation of WDWB-TV, Detroit, Michigan. If any provision of this Section 18 is held to be invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, and for such lesser activity included within such limitations, as such court may then or thereafter determine to be reasonable and proper under the circumstances. In the event that any provision of this Section 18 is deemed to be unenforceable, the remainder of this Section 18 shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

          18.2 Confidentiality. Each member of the Granite Group and any Affiliates thereof shall at all times prior to and for three (3) years after the Closing Date maintain confidential and not use for any purpose other than the operation of WWMT or WLAJ, any information relating to WWMT or WLAJ (other than information in the public domain not as the result of a breach of this Agreement), its business and operations except: (a) as necessary to the performance of this Agreement; (b) as authorized in writing by Buyer; or (c) to the extent that disclosure is required by law or the order of any Governmental Authority under color of law; provided, that, prior to disclosing any information pursuant to

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this clause (c), the disclosing Person shall have given prior written notice thereof to Buyer and, to the extent practicable, provided Buyer with the opportunity to contest such disclosure at Buyer's expense. Without the prior written consent of Buyer, no member of the Granite Group nor any Affiliate thereof shall directly or indirectly offer employment to any Business Employee hired by Buyer at Closing within three (3) years after the Closing Date, except for any Business Employee whose employment with Buyer or its successors shall have been terminated.

          18.3 Specific Performance. Each member of the Granite Group hereby acknowledges that the damages Buyer would sustain in the event of any violation of the provisions of this Section 18 are difficult or impossible to ascertain. Accordingly, each member of the Granite Group hereby agrees that Buyer shall be entitled, in addition to any other remedy or damages available to it in the event of any such violation, to injunctive relief to restrain such violation by any member of the Granite Group or any Person intended to be subject to the restriction contained herein which may be acting for or with any member of the Granite Group or such other Person.

     19.  Miscellaneous.

          19.1 General.

               19.1.1 Generally. Notwithstanding any other provision of this Agreement, if a default by any party hereto can be cured or a condition satisfied within fifteen (15) business days after the time initially fixed for the Closing as set forth

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herein, then the Closing Date shall be extended for the period (not to exceed fifteen (15) business days) required for such party to make such cure or satisfaction; provided, that, such default does not, and would not reasonably be expected to, have a material adverse effect on WWMT, WLAJ, the Broadcasting Assets, Buyer(in the case of a default by any member of the Granite Group) or any member of the Granite Group (in the case of a default by Buyer). If such cure or satisfaction cannot be, or is not, completed within fifteen (15) business days after such initial time, then the rights of the parties shall be governed by the applicable provisions of this Agreement.

               19.1.2 FCC Grace Period. Notwithstanding anything to the contrary contained herein, if all the conditions to Closing set forth in
Section 7 other than obtaining the Final Order have been satisfied (or waived by the beneficiary thereof), at Granite's or Buyer's option, all references to June 30, 1998 shall be modified to the first anniversary of the filing of the FCC Applications (if the party seeking extension reasonably believes that the Final Order will be received by such first anniversary.

          19.2 Costs, Expenses Etc. Except as expressly provided elsewhere herein each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. The payment of all sales, use, transfer or similar Taxes, documentation stamps, or other similar charges

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

imposed by any and all Governmental Authorities (excluding any income Taxes) with respect to the transfer of title to the Granite Broadcasting Assets hereunder and the other transactions anticipated hereby shall be borne equally by Granite and Buyer; provided, that, transfer taxes relating to transfers of real property included in the Granite Broadcasting Assets shall be borne by Seller. All recording costs and fees incurred in connection with clearing and removing any liens and Encumbrances not assumed by Buyer to which the Granite Broadcasting Assets may be subject, so as to permit Seller to convey good and marketable title to the Granite Broadcasting Assets free and clear of all Encumbrances, shall be the responsibility of Granite.

          19.3 Further Assurances. Each party shall, from time to time, upon the request of another party, execute, acknowledge and deliver to the other party such other documents or instruments, and take any and all actions as are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.

          19.4 Notice of Proceedings. Each party hereto will promptly and in any case within five (5) business days notify the other parties in writing upon becoming aware of any labor organization drive or any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit

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


or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

          19.5 Notices. Any notice, request, demand or consent required or permitted to be given under this Agreement shall be in writing (including telexes, telecopies, facsimile transmissions and similar writings) and shall be effective when transmitted and confirmation of receipt is obtained for telexes, telecopies, facsimile transmissions and similar writings; when delivered personally; one (1) day after sent by recognized overnight courier; and five (5) days after sent by mail, first class, postage prepaid, registered mail, return receipt requested; in each case to the following address or telecopier number, as applicable:

               (a)  If to any member of the Granite Group to:
                    Granite Broadcasting Corporation
                    767 Third Avenue
                    34th Floor
                    New York, New York 10017
                    Attention:     President
                    Telephone:     (212) 826-2530
                    Telecopier:    (212) 826-2858

                    with copies to:
                         Akin, Gump, Strauss, Hauer &  Feld, L.L.P.
                         1333 New Hampshire Avenue, N.W.
                         Suite 400
                         Washington, D.C. 20036
                         Attention:     Russell W. Parks, Jr.
                         Telephone:     (202) 887-4000
                         Telecopier:    (202) 887-4288

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
               (b)  If to Buyer to:
                         Freedom Communications, Inc.
                         17666 Fitch
                         Irvine, California 92614-6022
                         Attention:     Alan J. Bell
                         Telephone:     (714) 253-2313
                         Telecopier:    (714) 253-2349

                    with copies to:
                       Freedom Communications, Inc.
                       17666 Fitch
                       Irvine, California 92614-6022
                       Attention:  Glenn E. Fuller
                       Telephone:  (714) 253-2306
                       Telecopier: (714) 798-3524

or at such other address as either party shall specify by notice to the other.

          19.6 Headings and Entire Agreement; Amendment. The section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including, without limitation, that certain letter agreement between Granite and Buyer dated January 12, 1998. It may not be amended, modified or changed orally, but only in writing signed by the party against whom enforcement of any amendment, modification, change, waiver, extension or discharge is sought.

          19.7 Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of

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


such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

          19.8 Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties. Neither this Agreement nor any obligation hereunder shall be assignable except with the prior written consent of the other parties hereto which may be withheld for any reason; provided, however, that Buyer may assign this Agreement, in whole or in part, to any direct or indirect wholly owned subsidiary thereof, provided Buyer agrees in writing with Granite and Seller, which writing shall be reasonably satisfactory to Granite, to unconditionally guarantee all obligations of such assignee under this Agreement. No party hereto assumes any duty hereunder to any other person or entity, and this Agreement shall operate exclusively for the benefit of the parties hereto and not for the benefit of any other Person or entity.

          19.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

          19.10 Schedules and Attachments. The Schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such Schedules and the provisions of this Agreement, the provisions in this Agreement shall control.

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

          19.11 Rights Cumulative. Except as set forth herein, all rights, powers and remedies herein given to the parties hereto are cumulative and not alternative, and are in addition to all statutes or rules of law.

          19.12 Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

          19.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

          19.14 Third Party Rights. Nothing in this Agreement (including the Schedules and other attachments hereto, or any ancillary agreement, instrument or document contemplated hereby or relating hereto) shall be deemed to create any right with respect to any Person not a party to, or any property not subject to, this Agreement.

          19.15 Time of Essence. Time is of the essence in the performance of this Agreement.

          19.16 Press Releases. Except as otherwise required by law, Buyer and the members of the Granite Group shall: (a) prior to its issuance of any press release relating to the transactions contemplated by this Agreement, submit to the other parties, and obtain the approval thereof, any part or parts of the press release which characterize the other parties, which approval shall not be unreasonably withheld; and (b) use its best efforts to characterize the other parties, in any other public statements made by the party making such statement about the other parties, on substantially the same basis as in any press release made by the party making such statement.

          19.17 Specific Performance. Each member of the Granite Group hereby agrees that Buyer shall be entitled, in addition to any other remedies or damages available to Buyer in the event of any breach of this Agreement by any member of the Granite Group, to specific performance of the obligations of each member of the Granite Group under this Agreement.

           19.18 Confidentiality. Buyer agrees with respect to all technical and commercial and other information relating to Granite, Seller, WLAJ, Inc., WWMT or WLAJ that is or has been furnished or disclosed to Buyer, its officers, directors, agents, Affiliates or consultants on, after or before the date hereof, including, but not limited to, information regarding the organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, rights, obligations, liabilities and strategies of Granite, Seller, WLAJ, Inc., WWMT or WLAJ ("Information"), that, unless and until the transactions contemplated by this Agreement shall have been consummated (and for five (5) years from the date of such consummation for Information relating to Granite): (a) such

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

Information is confidential and/or proprietary to Granite, Seller, WLAJ, Inc., WWMT and WLAJ and entitled to and shall receive treatment as such by Buyer; (b) Buyer will, and will require all of its employees, representatives, agents, Affiliates and advisors who have access to such information, to hold in confidence and not disclose to others nor use (except in respect of the transactions contemplated by this Agreement) any such Information; provided, however, that Buyer shall not have any restrictive obligation with respect to any Information which: (i) is contained in a printed publication available to the general public; (ii) is or becomes publicly known through no wrongful act or omission of, or violation of the terms hereof by, Buyer or any third party; (iii) becomes known to Buyer from a source which did not wrongfully acquire such Information and has no confidentiality obligation with respect to such Information at the time of receipt of such information; or (iv) is required by law or the order of any governmental authority under color of law; provided, that, prior to disclosing any Information pursuant to this clause (iv), Buyer shall have given prior written notice thereof to the Granite Group, to the extent practicable, provided the Granite Group with the opportunity to contest such disclosure at their expense; and (c) all such Information, unless otherwise specified in writing, shall remain the property of the applicable Granite Group member, in the event this Agreement is terminated and shall be returned to the applicable Granite Group member, together with any and all copies made thereof, upon request for such return by the applicable Granite Group member (except for documents submitted to a Governmental Authority with the consent of a Granite Group member or upon subpoena and which cannot be retrieved with reasonable effort). Without the prior written consent of Granite and Seller, Buyer shall not directly or indirectly offer employment to any employee of Granite or Seller (other than any Business Employee) within three (3) years after the Closing Date, except for any such employees whose employment with Granite or Seller or their successors shall have been terminated.

     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.

                              GRANITE BROADCASTING CORPORATION



                              By:        /s/ Stuart J. Beck
                                 -----------------------------------
                                  Name:   Stuart J. Beck
                                  Title:  President


                              WWMT-TV, INC.


                              By:        /s/ Stuart J. Beck
                                 -----------------------------------
                                    Name:   Stuart J. Beck
                                    Title:  President


                              WWMT LICENSE, INC.



                              By:        /s/ Stuart J. Beck
                                 -----------------------------------
                              Name:   Stuart J. Beck
                              Title:  President


                              FREEDOM COMMUNICATIONS, INC.


                              By:         /s/ Alan J. Bell
                                 ------------------------------------
                                    Name:   Alan J. Bell
                                    Title:  Senior Vice President and
                                               President, Broadcast
                                               Division


                              WLAJ, INC.



                              By:         /s/ Stuart J. Beck
                                  -----------------------------------
                                      Name:   Stuart J. Beck
                                      Title:  President